Exhibit 2.1

Execution

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

PUBLICA LLC,

PUBLICA INVESTORS LLC,

ALPINE ROAD INVESTORS LLC,

THE MEMBERS OF EACH OF THE COMPANIES

LISTED ON THE SIGNATURE PAGES HERETO,

INTEGRAL AD SCIENCE, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

SOLELY IN ITS CAPACITY AS THE SELLERS’ REPRESENTATIVE

DATED AS OF

AUGUST 9, 2021

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

List of Exhibits

Exhibit
Exhibit A	Form of Escrow Agreement
Exhibit B	Distribution Waterfall

iii

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of August 9, 2021, by and among Publica LLC, a Delaware limited liability company (“Publica”), Nabhan El-Rahman, an individual resident of the State of California, Benjamin Antier, an individual resident of the State of California, Bret Ikehara, an individual resident of the State of California, Alexandre Schweitzer, an individual resident of the State of California, Clément Poty, an individual resident of the French Republic, Kevin Paek, an individual resident of the State of Hawaii, and Sheng Yang, an individual resident of the State of California (each, a “Publica Seller” and collectively, the “Publica Sellers”), Publica Investors LLC, a Delaware limited liability company (“Investors”), NBIC Finance Sàrl, a Luxembourg société à responsabilité limitée (the “Investors Seller”), Alpine Road Investors LLC, a Delaware limited liability company (“Alpine Road”, and together with Publica and Investors, each a “Company” and collectively the “Companies”), Cédric Tournay, an individual resident of the Kingdom of Belgium (the “Alpine Road Seller”, and together with the Publica Sellers and the Investors Seller, each a “Seller” and collectively, the “Sellers”) and Integral Ad Science, Inc., a Delaware corporation (“Buyer”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Sellers (the “Sellers’ Representative”). Each Company, each Seller, Buyer, and the Sellers’ Representative are referred to sometimes individually as a “Party” and, collectively herein as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Appendix A attached hereto.

RECITALS

WHEREAS, the Publica Sellers collectively own of record and beneficially One Hundred Forty-Nine Thousand (149,000) issued and outstanding limited liability company interests of Publica (the “Publica LLC Interests”);

WHEREAS, Investors owns of record and beneficially One Hundred Twenty Thousand (120,000) issued and outstanding Publica LLC Interests;

WHEREAS, Alpine Road owns of record and beneficially One Hundred Twenty-Six Thousand (126,000) issued and outstanding Publica LLC Interests;

WHEREAS, the Publica Sellers, Investors, and Alpine Road collectively own of record and beneficially 100% of the issued and outstanding Publica LLC Interests;

WHEREAS, the Investors Seller owns of record and beneficially 100% issued and outstanding limited liability company interests of Investors (the “Investors LLC Interests”), which Investors LLC Interests represent all of the issued and outstanding limited liability company interests of Investors;

WHEREAS, the Alpine Road Seller owns of record and beneficially 100% issued and outstanding limited liability company interests of Alpine Road (the “Alpine Road LLC Interests”, and collectively with the Publica LLC Interests and the Investors LLC Interests, the “LLC Interests”), which Alpine Road LLC Interests represent all of the issued and outstanding limited liability company interests of Alpine Road;

WHEREAS, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer all of the issued and outstanding LLC Interests, free and clear of all Liens, on the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the transactions contemplated by this Agreement, each Seller has entered into a Lock Up Agreement, dated as of the date hereof (each a “Lock Up Agreement” and collectively, the “Lock Up Agreements”), with Parent.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

Section 1.    Purchase and Sale of LLC Interests.

(a)    Purchase and Sale of LLC Interests. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall:

(i)    purchase from each Publica Seller, and each Publica Seller, severally and not jointly, shall sell, assign, convey and transfer to Buyer all of the Publica LLC Interests owned by such Publica Seller and indicated across from such Publica Seller’s name on Schedule 1(a)(i), free and clear of any Liens in exchange for such Publica Seller’s Pro Rata Share of (A) the Closing Cash Consideration (the “Publica Closing Cash Consideration”) and (B) the Stock Consideration (the “Publica Stock Consideration”, and collectively with the Publica Closing Cash Consideration, the “Publica Total Consideration”) as set forth across from such Publica Seller’s name on Schedule 1(a)(i);

(ii)    purchase from the Investors Seller, and the Investors Seller shall sell, assign, convey and transfer to Buyer all of the Investors LLC Interests, which Investors LLC Interests are indicated across from the Investors Seller’s name on Schedule 1(a)(ii), free and clear of any Liens in exchange for the Investors Seller’s Pro Rata Share of (A) the Closing Cash Consideration (the “Investors Closing Cash Consideration”) and (B) the Stock Consideration (the “Investors Stock Consideration”, and collectively with the Investors Closing Cash Consideration, the “Investors Total Consideration”) as set forth across from the Investors Seller’s name on Schedule 1(a)(ii);

(iii)    purchase from the Alpine Road Seller, and the Alpine Road Seller shall sell, assign, convey and transfer to Buyer all of the Alpine Road LLC Interests, which Alpine Road LLC Interests are indicated across from the Alpine Road Seller’s name on Schedule 1(a)(iii), free and clear of any Liens in exchange for the Alpine Road Seller’s Pro Rata Share of (A) the Closing Cash Consideration (the “Alpine Road Closing Cash Consideration”) and (B) the Stock Consideration (the “Alpine Road Stock Consideration”, and collectively with the Alpine Road Closing Cash Consideration, the “Alpine Road Total Consideration”) as set forth across from the Alpine Road Seller’s name on Schedule 1(a)(iii);

it being understood that the sales and purchases of the LLC Interests under this Section 1(a) shall constitute one and the same transaction, and neither Buyer nor any Seller shall be obliged to complete the sale and purchase of any of the LLC Interests unless the purchase of all the LLC Interests is completed.

(b)    The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will occur at 10:00 a.m. Pacific Time on the date hereof, simultaneously with the execution of this Agreement and will take place by conference call among all the Parties and by the exchange and release of signature pages delivered by e-mail. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.”

(c)    Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the following transactions shall be consummated on the Closing Date:

(i)    The Parties shall take such actions and make such deliveries as described in Sections 2 and 3 below; and

(ii)    Buyer shall pay or cause to be paid by wire transfer of immediately available funds the following:

(A)    all Repaid Indebtedness;

(B)    all Transaction Expenses;

(C)    the Escrow Amount to an account designated by the Escrow Agent in writing at least two (2) Business Days in advance of the Closing;

(D)    the Reserve Amount to an account designated by the Sellers’ Representative in writing at least two (2) Business Days in advance of the Closing;

(E)    the Publica Closing Cash Consideration to the Publica Sellers in accordance with Section 1(a)(i) and to an account (or accounts) designated by each Publica Seller in writing at least two (2) Business Days in advance of the Closing;

(F)    the Investors Closing Cash Consideration to the Investors Seller in accordance with Section 1(a)(ii) and to an account (or accounts) designated by the Investors Seller in writing at least two (2) Business Days in advance of the Closing; and

(G)    the Alpine Road Closing Cash Consideration to the Investors Seller in accordance with Section 1(a)(iii) and to an account (or accounts) designated by the Alpine Road Seller in writing at least two (2) Business Days in advance of the Closing.

(iii)    (A) Each Publica Seller shall deliver to Buyer certificates, to the extent the Publica LLC Interests are certificated, endorsed in blank or accompanied by duly executed assignment documents, or affidavit(s) of loss in lieu thereof or evidence of book entry delivery reasonably satisfactory to Buyer, representing all of the Publica LLC Interests held by such Publica Seller; (B) the Investors Seller shall deliver to Buyer certificates, to the extent the Investors LLC Interests are certificated, endorsed in blank or accompanied by duly executed assignment documents, or affidavit(s) of loss in lieu thereof or evidence of book entry delivery reasonably satisfactory to Buyer, representing all of the Investors LLC Interests; and (C) the Alpine Road Seller shall deliver to Buyer certificates, to the extent the Alpine Road LLC Interests are certificated, endorsed in blank or accompanied by duly executed assignment documents, or affidavit(s) of loss in lieu thereof or evidence of book entry delivery reasonably satisfactory to Buyer, representing all of the Alpine Road LLC Interests.

(iv)    Buyer shall issue or transfer, or cause to be issued or transferred, (A) the Publica Stock Consideration to the Publica Sellers (in accordance with the Distribution Waterfall and Section 1(a)(i)), (B) the Investors Stock Consideration to the Investors Seller (in accordance with the Distribution Waterfall and Section 1(a)(ii)) and (C) the Alpine Road Stock Consideration to the Alpine Road Seller (in accordance with the Distribution Waterfall and Section 1(a)(iii)), in each case pursuant to the terms hereof and which may be represented by book-entry interests or one or more certificates issued to each such Seller at Parent’s election.

(d)    Repaid Indebtedness; Transaction Expenses.

(i)    The Parties agree that, upon the Closing, the Indebtedness of the Companies set forth on the attached Schedule 1(d)(i) (the “Repaid Indebtedness”) will be fully repaid by Buyer on behalf of the applicable Company in accordance with this Section 1(d)(i). In order to facilitate such repayment, no less than two (2) Business Days prior to the Closing, the Companies shall obtain payoff letters for the Repaid Indebtedness, which payoff letters will be in a form reasonably satisfactory to Buyer, and shall indicate that such lenders have agreed to immediately release all Liens relating to the assets and properties of the Companies upon receipt of the amounts indicated in such payoff letters. In connection with the Closing, Buyer shall make the payments referenced in such payoff letters on the Closing Date in order to discharge the Repaid Indebtedness covered thereby. Effective as of the Closing Date, the Companies shall obtain a release of any guarantees and pledges of assets of the Companies and the Business entered into or given by any Company or any Seller to secure any Indebtedness of any Company or any Seller, all in form and substance satisfactory to Buyer.

(ii)    The Parties agree that, upon the Closing, all of the Transaction Expenses will be fully paid by Buyer and the Sellers in accordance with this Section 1(d)(ii). In order to facilitate such repayment, no less than two (2) Business Days prior to the Closing, the Companies shall provide and attach hereto as Schedule 1(d)(ii) a statement of Transaction Expenses in a form reasonably satisfactory to Buyer. In connection with the Closing, Buyer shall make payment of the Transaction Expenses (directly or to Publica for delivery through payroll) on the Closing Date in order to discharge the amounts payable thereunder.

(e)    Adjustment of Purchase Price.

(i)    Estimated Closing Statement. No less than two (2) Business Days prior to the Closing, the Companies shall provide Buyer with a written statement (the “Estimated Closing Statement”), which Estimated Closing Statement shall be reasonably satisfactory to Buyer in form and substance, which shall include a good faith estimate of each of the following with respect to the Companies (on a consolidated basis): (i) Working Capital as of 11:59 pm on the day prior to the Closing Date (“Estimated Working Capital”), (ii) the aggregate amount of all Cash held by the Companies as of the Closing (such aggregate amount, the “Estimated Cash”), (iii) the aggregate amount of all Indebtedness of the Companies as of the Closing (“Estimated Indebtedness”) and (iv) the aggregate amount of all Transaction Expenses (“Estimated Transaction Expenses”), subject, in each case, to final adjustment as provided in this Section 1(e). Buyer shall calculate the Closing Cash Consideration in good faith based on, and in reliance upon, the Estimated Closing Statement, and shall deliver such calculation to the Companies prior to the Closing.

(ii)    Closing Statement. Within ninety (90) days following the Closing, Buyer shall prepare or cause to be prepared a statement (the “Closing Statement”) setting forth: (i) Buyer’s calculation of the actual Working Capital as of 11:59 pm on the day prior to the Closing Date (“Actual Working Capital”), (ii) Buyer’s calculation of the actual Cash held by the Companies as of the Closing (such aggregate amount, the “Actual Cash”), (iii) Buyer’s calculation of the actual Indebtedness of the Companies as of the Closing (“Actual Indebtedness”) and (iv) Buyer’s calculation of the actual Transaction Expenses (“Actual Transaction Expenses”). The Sellers and the Sellers’ Representative shall cooperate fully in the preparation of the Closing Statement. Upon completion of the Closing Statement, Buyer shall deliver or cause the Companies to deliver the Closing Statement to the Sellers’ Representative.

(iii)    Post-Closing Adjustments. Following the conclusive determination of the Actual Working Capital as set forth in Section 1(e)(v) (such amount as so determined, the “Final Working Capital”), the Actual Indebtedness as set forth in Section 1(e)(v) (such amount as so determined, the “Final

Indebtedness”), the Actual Transaction Expenses as set forth in Section 1(e)(v) (such amount as so determined, the “Final Transaction Expenses”) and the Actual Cash as set forth in Section 1(e)(v) (such amount as so determined, the “Final Cash”), the Closing Cash Consideration shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital, the Final Indebtedness for the Estimated Indebtedness, the Final Transaction Expenses for the Estimated Transaction Expenses and the Final Cash for the Estimated Cash (the “Final Cash Consideration”). If (x) the Final Cash Consideration is greater than the Closing Cash Consideration, then (A) the Companies shall pay to each Seller in an amount equal to such Seller’s Pro Rata Share the difference between the Closing Cash Consideration and the Final Cash Consideration and (B) the funds remaining in the Escrow Amount shall be released to each Seller in an amount equal to such Seller’s Pro Rata Share and (y) the Closing Cash Consideration is greater than the Final Cash Consideration, then (A) such amount shall be paid from the Escrow Amount to Buyer (with any shortfall that exceeds the Escrow Amount to come from the Sellers severally and not jointly in accordance with each Seller’s Pro Rata Share), and (B) the funds remaining (if any) in the Escrow Amount, after giving effect to clause (A), shall be released to each Seller in an amount equal to such Seller’s Pro Rata Share. Any payment required to be made by this Section 1(e)(iii) shall be made as provided in Section 1(e)(iv).

(iv)    Post-Closing Adjustment Payments. The amount of any payment required to be made pursuant to Section 1(e)(iii) by Buyer or the Sellers, as applicable, shall be paid within ten (10) days after the determination of such amount becomes final in accordance with Section 1(e)(v).

(v)    Adjustment Finalization.

(A)    No later than thirty (30) days following the delivery by Buyer of the Closing Statement, the Sellers’ Representative shall notify Buyer in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses. During such thirty (30) day period, the Sellers’ Representative and its agents shall be provided with such access upon prior reasonable written notice and during normal business hours to the financial books and records and the appropriate finance personnel of the Company Group as it may reasonably request to enable it to evaluate the calculations of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses prepared by Buyer. If the Sellers’ Representative accepts the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses determined pursuant to Section 1(e)(i) or if the Sellers’ Representative fails within such thirty (30) day period to notify Buyer in writing of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 1(e)(i) shall be the Final Working Capital, the calculation of Actual Cash determined pursuant to Section 1(e)(i) shall be the Final Cash, the calculation of Actual Indebtedness determined pursuant to Section 1(e)(i) shall be the Final Indebtedness, and the calculation of Actual Transaction Expenses determined pursuant to Section 1(e)(i) shall be the Final Transaction Expenses, which, in each case, shall be deemed final and conclusive and binding upon all Parties in all respects.

(B)    If the Sellers’ Representative disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Transaction Expenses, the Sellers’ Representative shall provide written notice to Buyer no later than thirty (30) days following the delivery by Buyer to the Sellers’ Representative of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses (the “Dispute Notice”), setting forth in reasonable detail those items that the Sellers’ Representative disputes. During the thirty (30) day period following delivery of the Dispute Notice, Buyer and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the Disputed Items. During such thirty (30) day period and until the final determination of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Transaction Expenses in accordance with Section 1(e)(v)(A) or this Section 1(e)(v)(B), as the case may be, the Sellers’ Representative and its agents shall be provided with such access upon prior reasonable written notice during normal business hours to the financial books and records and appropriate finance personnel of the Companies as it may reasonably request to enable them to address all matters set forth in any Dispute Notice. If the Parties resolve their differences over the Disputed Items in accordance with the foregoing procedure, Final Working Capital, Final Cash, Final Indebtedness and/or Final Transaction Expenses shall be the amounts agreed upon by them. If the Parties fail to resolve their differences over the Disputed Items within such thirty (30) day period, then Buyer and the Sellers’ Representative shall forthwith jointly request that a nationally recognized independent public accounting firm, as shall be mutually agreed by Buyer and the Sellers’ Representative, as expert and not arbitrator (the “Independent Accounting Firm”) make a binding determination as to the Disputed Items in accordance with this Agreement.

(C)    The Independent Accounting Firm will, under the terms of its engagement, have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Buyer and the Sellers’ Representative within which to render its written decision with respect to the Disputed Items (and only with respect to any unresolved Disputed Items set forth in the Dispute Notice) and the final calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Transaction Expenses shall be based solely on the resolution of such Disputed Items. The Independent Accounting Firm shall review such submissions and base its determination solely on such submissions. In resolving any Disputed Item, the Independent Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value for such item claimed by either Party in the Estimated Closing Statement or Closing Statement, as applicable. Absent manifest error, the decision of the Independent Accounting Firm shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction, and the Independent Accounting Firm’s final calculation of Actual Working Capital shall be deemed the Final Working Capital, the Independent Accounting Firm’s final calculation of Actual Cash shall be deemed the Final Cash, the Independent Accounting Firm’s final calculation of Actual Indebtedness shall be deemed the Final Indebtedness, and/or the Independent Accounting Firm’s final calculation of Actual Transaction Expenses shall be deemed the Final Transaction Expenses. The fees and expenses of the Independent Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Accounting Firm.

(f)    Tax Allocation. Within sixty (60) days of the final determination of the Final Cash Consideration, as adjusted pursuant to Section 1(e), Buyer shall provide the Sellers’ Representative with an allocation of the Total Consideration and the liabilities of the Company (plus other relevant items) attributable to the Publica LLC Interests to the assets of the Company in accordance with the principles of Sections 743, 751, and 755 of the Code (the “Allocation”). Buyer shall permit the Sellers’ Representative to review and comment on the Allocation and shall make such revisions as are reasonably requested by the Sellers’ Representative. In the event of a material dispute between Buyer and the Sellers’ Representative with respect to the Allocation, such dispute shall be resolved using the dispute resolution procedures set forth in Section 1(e)(v), mutatis mutandis. Buyer, the Publica Sellers, the Sellers’ Representative and the Company shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation.

(g)    Withholding. Notwithstanding any other provision in this Agreement, Buyer, the Companies and any of their Affiliates shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable holder of LLC Interests or any other recipient of payment in respect of which such deduction and withholding was made.

Section 2.    Closing Deliverables of the Companies and the Sellers. On or prior to the Closing Date, the Companies and the Sellers shall have delivered, or caused to have delivered, to Buyer all of the following:

(a)    copies of the certificate of formation and limited liability company agreement (or other governing documents) of each of the Companies and each of the Subsidiaries of Publica and the resolutions of each of the Company’s equityholders and board of managers (or equivalent governing body) approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified to be accurate and complete and in full force and effect as of the Closing;

(b)    a certificate of good standing of each Company issued by the Secretary of State of the State of Delaware;

(c)    all books and records pertaining to the Business and each member of the Company Group, including all corporate and other records, books of account, contracts, agreements and such other documents or certificates as Buyer may reasonably request including minute books and equityholder records (if any), including all company registers for each of the Subsidiaries of Publica and the UK Companies House PIN for each such Subsidiary, to the extent applicable;

(d)    evidence reasonably satisfactory to Buyer that all required regulatory approvals, licenses and permits have been received from each jurisdiction in which each Company presently has operations such that Buyer shall be legally entitled to continue to provide the same products and services that each Company provided before the consummation of the transactions contemplated hereby;

(e)    all third-party consents and approvals (on terms reasonably satisfactory to Buyer) that are necessary for the consummation of the transactions contemplated hereby and the operation of the Business after Closing, or that are required in order to prevent a breach of or default under any agreement to which any Company is a party, in each case, as set forth on Schedule 2(e);

(f)    (i) a properly completed IRS Form W-9 from each Publica Seller, (ii) an affidavit, under penalties of perjury, stating that Investors is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h), and (iii) an affidavit, under penalties of perjury, stating that Alpine Road is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h);

(g)    resignations of the managers and officers of each member of the Company Group (except to the extent otherwise identified in writing by Buyer prior to the Closing Date), effective at or prior to the Closing, including statements from such managers and officers to the effect that all salaries, pensions, bonuses, change of control or exit payments or similar contractual obligations of each such Company have been settled prior to Closing;

(h)    Employment Agreements signed by each of Ben Antier and Nabhan El-Rahman in a form mutually agreed by Buyer and the Company (the “Employment Agreements”), which such Employment Agreements shall be in full force and effect;

(i)    a Services Agreement signed by Cédric Tournay on behalf of Cédric Tournay Management Sàrl in a form mutually agreed by Buyer and the Company (the “Services Agreement”), which such Services Agreement shall be in full force and effect;

(j)    payoff letters for the Repaid Indebtedness in a form and substance reasonably satisfactory to Buyer;

(k)    evidence reasonably satisfactory to Buyer that none of the assets or properties of any Company are subject to any Liens, other than Permitted Liens;

(l)    evidence reasonably satisfactory to Buyer that any Indebtedness that is not Repaid Indebtedness is free of any unresolved events of default and breaches (including past due payments, interest and penalties), evidenced by written acknowledgement thereof from the holders of any such Indebtedness as of Closing;

(m)    duly executed resolutions by the applicable member of the Company Group approving (1) the cessation of contributions to, (2) the termination of, and (3) the 100% vesting of all participant account balances under the Publica LLC 401(k) Plan (the “401(k) Plan”), signed and effective no later than one (1) day immediately preceding the Closing Date; and

(n)    the Escrow Agreement, attached hereto as Exhibit A, executed by each of the Sellers’ Representative and the Escrow Agent (the “Escrow Agreement”), which such Escrow Agreement shall be in full force and effect as of the Closing; and

(o)    such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

Section 3.    Closing Deliverables of Buyer. On or prior to the Closing Date, Buyer shall have delivered to the Company and the Sellers’ Representative all of the following:

(a)    certified copies of the resolutions of Buyer’s board of directors approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(b)    a certificate of good standing of Buyer issued by the Secretary of State of the State of Delaware; and

(c)    the Escrow Agreement executed by Buyer, which such Escrow Agreement shall be in full force and effect as of the Closing.

(d)    the Employment Agreements executed by Buyer, in a form mutually agreed by Buyer and the Company; and

(e)    the Services Agreement executed by Buyer, in a form mutually agreed by Buyer and the Company.

Section 4.    Representations and Warranties of the Company. As a material inducement to Buyer to enter into and perform its obligations under this Agreement, each Company, jointly and severally, hereby represents and warrants to Buyer, subject to Section 8(k)(iii), as follows:

(a)    Organization; Capitalization.

(i)    Each member of the Company Group is duly organized, validly existing, qualified to do business and in good standing in the jurisdiction in which such member is organized and in such other jurisdictions set forth on Schedule 4(a)(i)(A) attached hereto, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires such member of the Company Group to be so qualified. A correct and complete list of the managers and officers of each member the Company Group is set forth on Schedule 4(a)(i)(B) attached hereto.

(ii)    The attached Schedule 4(a)(ii) accurately sets forth the authorized and outstanding securities of each member of the Company Group and the name of each holder of such securities together with the number of such securities held by each such Person. All of the issued and outstanding securities of the Company Group have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record and beneficially by the Sellers as described on Schedule 4(a)(ii). Except for this Agreement and as may be set forth on the attached Schedule 4(a)(ii), there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, rights of first refusal, rights of first offer, conversion rights or other agreements or commitments to which any member of the Company Group is a party or which are binding upon any member of the Company Group providing for the issuance, disposition or acquisition of any of its securities or any rights or interests exercisable therefor. No Person holds shares or units in the Company Group that are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the Treasury Regulations promulgated thereunder for which a valid election under Section 83(b) of the Code has not been made. There are no outstanding or authorized stock options, stock appreciation, phantom stock, profit participation or similar rights with respect to capital stock of, or other equity or voting interest in any member of the Company Group. Except as otherwise set forth on Schedule 4(a)(ii) attached hereto, the Company is not party to and, to the Knowledge of the Company, no other Person is party to, any voting trusts, proxies or any other agreements or understandings with respect to the voting of the securities of any member of the Company Group. No member of the Company Group has received any unconditional or conditional equityholders’ contributions or any equity or other capital contributions of any nature that may involve any repayment obligations of the Company Group. No member of the Company Group is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its securities. At the Closing, Buyer shall receive all of the LLC Interests free and clear of all Liens.

(b)    Authorization of the Transaction. The execution, delivery and performance by the Companies of this Agreement, and each of the Ancillary Agreements to which any Company is a party and the consummation of each of the transactions contemplated hereby and thereby have been duly and validly authorized by each Company and no other act or proceeding on the part of any Company, its manager or board of managers or its equityholders is necessary to authorize the execution, delivery or performance by such Company of this Agreement or each of the Ancillary Agreements to which any Company is a party or the consummation of any of the transactions contemplated hereby and thereby. On or prior to the date hereof, the manager or board of managers of each Company, at a meeting duly called and held in which all managers were present, unanimously determined that this Agreement and the transactions contemplated by this Agreement, are fair to and in the best interest of such Company, as applicable, and adopted resolutions by a unanimous vote (i) approving this Agreement and (ii) declaring this Agreement advisable, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Buyer. This Agreement has been duly executed and delivered by each Company, and this Agreement constitutes, and each Ancillary Agreement upon execution and delivery by such Company will each constitute, a valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).

(c)    Noncontravention. Neither the execution and the delivery of this Agreement or any Ancillary Agreement, nor any of the transactions contemplated hereby or thereby, shall (i) violate any law or other restriction to which any member of the Company Group is subject or any provision of the articles of organization, bylaws, certificate of formation or operating agreement (or any similar organizational documents) of any member of the Company Group, (ii) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under, any agreement by which any member of the Company Group is bound or to which any of its assets are subject or (iii) result in the imposition of any Lien upon any of the Company Group’s assets. No member of the Company Group is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)    Brokers’ Fees. Except as set forth on Schedule 4(d) attached hereto, no member of the Company Group has any obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)    Subsidiaries and Investments. Except as set forth on Schedule 4(e)(i) attached hereto, at all times prior to the date hereof, no Company has had any Subsidiaries. Except as set forth on Schedule 4(e)(ii) attached hereto, the Company Group does not own, directly or indirectly, any stock or other interest in, or any security issued by, any other Person. Each of the Subsidiaries set forth on Schedule 4(e)(i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of each such Subsidiary’s incorporation or formation, and such Subsidiary is also qualified to do business and in good standing in those jurisdictions set forth on Schedule 4(e)(i) attached hereto, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires such Subsidiary to be so qualified. The Companies own directly or indirectly all of the outstanding equity interests of the Subsidiaries set forth on Schedule 4(e)(i) attached hereto, and there are no subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable for, any shares of capital stock or any class or other equity interests with respect to each such Subsidiary.

(f)    Financial Statements. Schedule 4(f) attached hereto contains the following financial statements (collectively the “Financial Statements”):

(A)    the unaudited consolidated balance sheets of the Company Group as of December 31, 2020 and December 31, 2019, and the related consolidated statements of income for the fiscal periods then ended;

(B)    the unaudited consolidated balance sheet of the Company Group as of June 30, 2021 (the “Latest Balance Sheet”), and the related consolidated statements of income for the six (6) month period then ended.

Each of the Financial Statements are (including in all cases the notes thereto, if any), accurate, correct and complete, and based upon and consistent with information contained in the books and records of the Company Group (which books and records are in turn accurate, correct and complete) and fairly presents the financial condition and results of operations of the Company Group as of the times and for the periods referred to therein in accordance with GAAP, and the Financial Statements have been prepared in accordance with GAAP, as consistently applied throughout such periods (except that the unaudited financial statements do not contain footnotes required by GAAP, which, if presented, would not be material, individually or in the aggregate, and may be subject to normal year-end adjustments consistent with the Company Group’s past practice, which adjustments would not be material, individually or in the aggregate). The Company Group’s revenue recognition policies and methodologies were consistently applied in the Financial Statements for the periods referred to therein in accordance with GAAP (except the unaudited financial statements may be subject to normal year-end adjustments which adjustments would not be material, individually or in the aggregate). The Company Relevant Persons have not directly or indirectly (i) circumvented the internal accounting controls of the Company Group or (ii) falsified any of the books, records or accounts of the Company Group, or (iii) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company Group. To the Company’s Knowledge, no Other Relevant Person has directly or indirectly (x) circumvented the internal accounting controls of the Company Group, (y) falsified any of the books, records or accounts of the Company Group or (z) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company Group.

(g)    Absence of Certain Developments. Since January 1, 2021, (x) there has not been any material adverse effect with respect to the Company Group or any of its members, and (y) except as set forth on Schedule 4(g) attached hereto, each member of the Company Group has conducted its operations in the ordinary course of business, and, without limiting the generality of the foregoing:

(i)    no member of the Company Group has sold, assigned, or otherwise transferred any of its assets (including any Company Intellectual Property) other than sales of inventory for fair consideration in the ordinary course of business;

(ii)    no member of the Company Group has licensed any of its Intellectual Property, except for non-exclusive licenses on one of the Company Group’s standard customer agreements granted to customers in the ordinary course of business;

(iii)    no member of the Company Group has disposed of any of its Intellectual Property or permitted any of its Intellectual Property to lapse;

(iv)    no member of the Company Group has accelerated, modified, terminated any agreement (or series of related agreements) either involving more than $100,000 or outside the ordinary course of business;

(v)    no party (including any member of the Company Group) has accelerated, terminated or modified (except with the prior written approval of Buyer) any agreement (or series of related agreements) involving more than $100,000 to which a member of the Company Group is a party or by which any member of the Company Group is bound and, to the Knowledge of the Company, no party intends to take any such action;

(vi)    no member of the Company Group has suffered the imposition of or imposed any Lien upon any of its assets (including any Company Intellectual Property);

(vii)    no member of the Company Group has settled any Action (or series of related Actions) either involving more than $100,000 or outside the ordinary course of business;

(viii)    no member of the Company Group has experienced any material damage or loss (whether or not covered by insurance) to its property;

(ix)    no member of the Company Group has entered into, amended or terminated any employment agreement (excluding offer letters, independent contractor agreements, and invention assignment agreements with any service provider whose annual compensation opportunity is less than $100,000 that does not contain any severance and/or acceleration provisions) or collective bargaining agreement or any other agreement with a labor union, works council, or other labor organization, or modified the terms of any existing such agreement;

(x)    no member of the Company Group has implemented or announced any employee layoffs, plant closings, furloughs, salary or wage reductions, work schedule changes or other actions that could implicate the WARN Act;

(xi)    no member of the Company Group has recognized or certified any labor union, works council, or other labor organization or group of employees as the bargaining representative for any employees of the Company Group;

(xii)    no member of the Company Group has waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xiii)    no member of the Company Group has hired, engaged, terminated (without cause), furloughed, or temporarily laid off any employee or independent contractor;

(xiv)    no member of the Company Group has recorded any sales revenues pursuant to transactions in which the purchaser of such products has the right to return such products or services, including software-as-a-service, at a future date or has the right to elect early termination of such services and receive a refund of service fees paid, as applicable (other than pursuant to the terms and conditions of the Company’s standard warranty terms);

(xv)    no member of the Company Group has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(xvi)    no member of the Company Group has (A) made any material change in terms of distribution of products or services, (B) made any material change to its pricing, discount, allowance or return policies, (C) granted any material pricing, discount, allowance or return terms for any customer or vendor, including by modifying the manner in which it licenses or otherwise distributes its products, including making any material change in the proportion of fully paid-up and subscription-based licenses granted to customers, or (D) agreed to any decrease in the amount of any subscription and support renewal fees due to the Company Group from the amount of such subscription and support renewal fee payable by the respective customer during the preceding twelve-month period;

(xvii)    no member of the Company Group has promised, granted or announced any cash, equity-based compensation or equity-like awards, bonus, severance or termination pay, or increase in the compensation or benefits of any of its current or former directors, officers, employees or other service providers;

(xviii)    excluding any item set forth on Schedule 4(g)(xvii) attached hereto, no member of the Company Group has granted, promised or announced any increase or acceleration of compensation of any of its current or former directors, officers, employees, or other service providers whose annual compensation opportunities are greater than $100,000;

(xix)    no member of the Company Group has conducted its cash management customs and practices (including the collection of receivables, payment of payables, capital expenditures and pricing and credit practices) other than in the usual and ordinary course of business consistent with past custom and practice;

(xx)    no member of the Company Group has declared, set aside or paid any dividend or distributed cash or other property to any Sellers with respect to its securities, redeemed or otherwise acquired any of its securities or warrants, options or other rights to acquire its securities, or made any other payments to any Seller (other than ordinary course salary payments with respect to any Seller that is an employee of the Company Group);

(xxi)    no member of the Company Group has entered into any settlement, conciliation or similar agreement, the performance of which will involve payment after the date hereof of consideration in excess of $100,000 per annum;

(xxii)    no member of the Company Group has borrowed any amount or incurred or become subject to any material liabilities, except current Indebtedness incurred in the ordinary course of business consistent with past practice;

(xxiii)    no member of the Company Group has made any loan to, or entered into any other transaction with, any of its Affiliates, directors, officers, employees or other service providers outside the ordinary course of business and inconsistent with past practice;

(xxiv)    no member of the Company Group has delayed or postponed the payment of any accounts payable or commissions or any other Liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other Liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;

(xxv)    no member of the Company Group has made any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person;

(xxvi)    no member of the Company Group has (i) billed for any agreement that would have been billed after the Closing in the ordinary course of business or (ii) offered any customer a discount or other inducement in order to accelerate billings associated with new contracts and business;

(xxvii)    no member of the Company Group has entered into or terminated any employment, independent contractor, consultant or similar agreement, with the exception of any employment agreements that do not deviate in any material respect from the Company Group’s standard form that provides for at-will employment and do not provide for severance and any independent contractor agreements that do not deviate in any material respect from the Company’s standard form that are cancellable without penalty on less than thirty (30) days’ notice;

(xxviii)     no member of the Company Group has changed or otherwise modified any Tax election affecting it, adopted or changed any accounting method, amended any Tax Return, entered into any closing agreement related to Taxes, settled any Tax claim or assessment, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrendered any right to claim a Tax refund, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax; and

(xxix)    no member of the Company Group has committed to do any of the foregoing.

(h)    Absence of Undisclosed Liabilities. All Liabilities of the Company Group relate to or arise solely from the Business. No member of the Company Group has any Liability, whether arising out of any transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof or otherwise, other than: (i) Liabilities set forth on the face of the Latest Balance Sheet, (ii) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental, health or safety matter, claim or lawsuit), (iii) Liabilities under agreements described on Schedule 4(n)(i) or under agreements not required to be disclosed thereon (but not Liabilities for breaches thereof); and (iv) Liabilities set forth on Schedule 4(h).

(i)    Legal Compliance. Each member of the Company Group is, and for the past three (3) years has been, in compliance in all material respects with all Applicable Laws (including all employment-related laws and all Data Security Requirements) and has no Knowledge of any allegation of non-compliance with any such law, rule or regulation. No written or, to the Company’s Knowledge, oral notices have been received by, and, to the Company’s Knowledge, no Actions have been initiated by, against or affecting, any member of the Company Group alleging or pertaining to a violation of any such Applicable Laws. Each member of the Company Group has complied and is in compliance in all material respects with all Governmental Orders. There is no material investigation, proceeding, audit, inquiry, or disciplinary action (including fines) currently pending, or to the Knowledge of the Company, threatened against any member of the Company Group by any Governmental Authority. No examination, audit, inquiry or investigation of any member of the Company Group by any Governmental Authority has resulted in outstanding findings, requests, or orders from a Governmental Authority.

(j)    Assets and Properties. The Company Group owns good and marketable title, free and clear of all Liens (other than Liens reflected on the Latest Balance Sheet, which Liens will be discharged as of or prior to Closing), to all of the properties and assets (excluding Intellectual Property) (i) reflected on the Latest Balance Sheet or thereafter acquired or (ii) used in the conduct of the Business, except for leased properties and leased assets that are so used, which the Company Group leases under valid leases. The properties and assets of the Company Group (excluding Intellectual Property) are in operable condition and repair in all material respects and are usable for their intended purpose and in the ordinary course of business. The assets of the Company Group constitute all of the property and assets (real, personal, tangible and intangible) used or held for use by the Company Group in the conduct of the Business as presently conducted and will enable Buyer to operate the Business in the manner conducted immediately prior to the Closing.

(k)    Real Property. No member of the Company Group owns and no member of the Company Group has ever owned any interest in any real property. Schedule 4(k) sets forth the address of each real property leased, subleased or otherwise occupied by the Company Group (the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses or other agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such lease document) (the “Leases”). The Leased Real Property identified on Schedule 4(k) comprises all of the real property used or intended to be used in, or otherwise related to, the Business. The Company has delivered to Buyer a true and complete copy of each such Lease document. Except as set forth on Schedule 4(k), with respect to each of the Leases, (i) such Lease is legal, valid, binding, enforceable and in full force and effect, (ii) the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease, (iii) neither the applicable member of the Company Group nor any other party to the Leases is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iv) the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof and (v) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in any member of the Company Group. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the real property subject to the Leases are in good condition and repair and sufficient for the operation of the Business.

(l)    Tax Matters. Except as set forth on Schedule 4(l) attached hereto, (i) the Company Group has timely filed or shall timely file all Tax Returns and notices and information in respect of any Taxes which are required to be filed by it, and all such Tax Returns, notices and information are true, complete and accurate in all material respects, (ii) the Company Group has timely paid all Taxes due (whether or not shown on any Tax Return), (iii) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority in writing against any member of the Company Group that remains unpaid, and to the Knowledge of the Company, no such assessment or asserted Tax Liability has been threatened in writing, (iv) the unpaid Taxes of the Company Group as of June 30, 2021 have been accrued on the Latest Balance Sheet in accordance with GAAP, (v) no member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions), (vi) no written claim received by any member of the Company Group has ever been made by any taxing authority in a jurisdiction where the Company Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (vii) no member of the Company Group has waived any statute of limitations in respect of Taxes or consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which waiver or consent is still in effect, (viii) the Company Group has timely withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts distributed, paid or owing to any Seller, employee or other Person, (ix) there are no (and since July 1, 2016, there have not been any) Actions or audits or any written notices of inquiry with respect to any of the foregoing pending against or with respect to the Company Group regarding Taxes, and no Actions or audits have been threatened in writing against or with respect to the Company Group regarding Taxes, (x) no member of the Company Group has any current or potential contractual obligation to indemnify any other Person with respect to Taxes, and none is a party to or bound by any Tax allocation or Tax sharing agreement with any Person (other than agreements or contracts entered into in the ordinary course of business and not primarily related to Taxes), (xi) no member of the Company Group (A) has been a member of an Affiliated Group (other than a group the common parent of which was a current member of the Company Group) or (B) has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law), as a transferee or successor, by contract (other than agreements or contracts entered into in the ordinary course of business and not primarily related to Taxes), or otherwise by operation of law, (xii) no member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) entered into on or prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. law) with respect to a transaction occurring on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (F) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (xiii) no member of the Company Group is a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b), (xiv) no member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 during the three-year period ending on the Closing Date, (xv) there are no Liens for Taxes (other than for Taxes not yet due and payable or Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon the assets of the Company Group, (xvi) no member of the Company Group has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority), (xvii) no member of the Company Group has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation, (xviii) no member of the Company Group was required to include any amounts in income as a result of the application of Section 965 of the Code or has made any election under Section 965(h) or any other election or deferral, (xix) each member of the Company Group has (A) properly complied with all requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and (B) properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, (xx) no member of the Company Group has sought, and no member of the Company Group intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, (xxi) no member of the Company Group has filed any amended Tax Return or other claim for a Tax refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act (or any corresponding or similar provision of state, local or foreign law), and (xxii) Schedule 4(l) lists the U.S. federal income Tax classification of each member of the Company Group.

(m)    Intellectual Property.

(i)    Schedule 4(m)(i) contains a complete and accurate list of all Registered Intellectual Property owned by or exclusively licensed to the Company Group (“Company Registered IP”). All Intellectual Property owned by or exclusively licensed to the Company Group is valid, subsisting and, to the Knowledge of the Company Group, enforceable, and the Company Group has paid all applicable fees and made all applicable filings necessary to maintain the Company Registered IP. Members of the Company Group are the registered holders of all Internet domain names set forth on Schedule 4(m)(i) and, in each case, the administrative contact of record for such Internet domain name registration is a current employee of the Company Group.

(ii)    Schedule 4(m)(ii) identifies all of the Company Products. The Company Group possesses all source code and other documentation and materials necessary or useful to compile and operate the Company Products and the Company Group has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Products to any Person. The Company Products operate substantially in accordance with their documentation.

(iii)    The Company Group exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable written license to use, all Intellectual Property that is used in the operation of the Business (collectively, the “Company Intellectual Property”) as of the date of the Latest Balance Sheet and as of the Closing, free any clear of all Liens. The Company Intellectual Property shall be available for use by the Business and the Company Group immediately after the Closing Date on identical terms and conditions to those under which the Business and the Company Group owned and used the Company Intellectual Property immediately prior to the Closing Date.

(iv)    All Persons who have contributed, developed or conceived of any Company Intellectual Property or Company Products have done so pursuant to a valid and enforceable agreement that protects the Confidential Information and grants the Company Group exclusive ownership of such Person’s contribution, development or conception.

(v)    The Company Group is not under any obligation, whether written or otherwise, to develop any Intellectual Property (including any elements of any Company Products) for any third party (including any customer or end user).

(vi)    Schedule 4(m)(vi) lists all written notices of potential intellectual property infringement brought to the attention of the Company Group. The operation of the Business, including the provision of services and content and the sale or licensing of Company Products, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third party, and neither the Company Group nor any Seller has received any written notices, requests for indemnification or threats from any third party related to the foregoing, nor has any member of the Company Group requested or received any opinions of counsel related to the same.

(vii)    Schedule 4(m)(vii) lists all third party uses of the mark PUBLICA to the Knowledge of the Company. To the Knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Company Intellectual Property, and the Company Group has not sent any notices (written or oral) to any third party alleging that such third party is infringing, misappropriating, diluting or otherwise violating the Company Intellectual Property.

(viii)    The transactions contemplated by this Agreement will have no adverse effect on the right, title and interest of the Company Group on or after the Closing in and to the Company Intellectual Property.

(ix)    Schedule 4(m)(ix) references the Open Source scan conducted on Company Products in connection with the transactions contemplated by this Agreement. Such scan lists discovered Open Source Software that has been used in, incorporated into, integrated or bundled with any Company Products, and for each such item of Open Source Software, the name and version number of the applicable license. There is no other Open Source Software that has been used in, incorporated into, integrated or bundled with any Company Products.

(x)    The Company Group does not use and has not used any Open Source Software or any modification or derivative thereof (A) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Intellectual Property or (B) under any license requiring the Company Group to disclose or distribute the source code to any Company Products, to license or provide the source code to any of the Company Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Products at no or minimal charge.

(xi)    The Company Group is in compliance in all material respects with all obligations under any agreement pursuant to which the Company Group has obtained the right to use any third-party Software, including Open Source Software, and in particular the Company Group has purchased a sufficient number of seat licenses for the Business Systems.

(xii)    The Company Group has taken all actions reasonably necessary and all actions common in the industry to maintain and protect all of the Company Intellectual Property, including the secrecy, confidentiality and value of the trade secrets and other Confidential Information, and the Company Group has not disclosed any material confidential Company Intellectual Property (including the source code to any Company Products) to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information.

(xiii)    There are, and for the past three (3) years have been, no defects, technical concerns or problems (collectively, “Technical Deficiencies”) in any of the Company Products currently offered or under development by the Company Group that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions. The Company Group has implemented reasonable and customary measures, processes, and standards, including with respect to licensing terms or other contractual arrangements with customers of the Company Products, designed to protect against and mitigate the effects of any Technical Deficiencies in any of the Company Products currently offered or under development by the Company Group.

(xiv)    The Company Group owns, leases, licenses or otherwise has the legal right to use all Business Systems and such Business Systems are sufficient for the immediate and anticipated future needs of the Business as currently conducted. The Company Group has implemented multi-factor authentication for external access to the Business Systems. The Company Group has implemented and maintains industry standard security, disaster recovery and business continuity plans, procedures and facilities. All such plans and procedures have been proven effective upon testing in all material respects, and in the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(xv)    The Company Group has taken commercially reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby, including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on-site and off-site of back-up copies of critical data.

(xvi)    There is no Malicious Code in any of the Company Products or the Business Systems, and the Company Group has not received any complaints from any customers related to any Malicious Code or Technical Deficiencies.

(xvii)    The Company Group and the conduct of the Business are in compliance with, and have been in compliance with, all Data Security Requirements in each case in all material respects, and there have not been any actual or alleged material incidents of data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data or other written notices received relating to Data Security Requirements. No written notices have been received by, and no written claims, charges or complaints have been made against, the Company Group by any Governmental Authority and no material written notices, claims, charges or complaints have been made against, the Company Group by any Person alleging a violation by the Company Group of any Data Security Requirements, and, to the Company’s Knowledge, no such claims charges or complaints have been threatened or are pending and there are no circumstances likely to give rise to any such complaint or claim. The transactions contemplated by this Agreement will not result in any breaches of, or liabilities in connection with, any Data Security Requirements. The identity of the Company Group’s chief information security officer, or other individual tasked with ensuring information security, is set forth on Schedule 4(m)(xvii) (such individual, the “Information Officer”). A notification of any problems or issues identified with respect to the Business Systems or any Data Security Requirements is provided automatically and immediately to the Information Officer. The Information Officer trains all of the Company Group’s employees and contractors on information security issues no less often than annually. The Company Group carries cybersecurity insurance in the amounts and with the limitations described on Schedule 4(m)(xvii).

(xviii)     The Company Group (A) exclusively owns and possesses all right, title and interest in and to the Company Product Data free and clear of any restrictions of any nature, including all Intellectual Property rights embodied in or associated with the underlying Company Product Data, and (B) has all rights to all of the Company Product Data, including the rights, directly or indirectly, to use or exploit the same in any manner whatsoever, including the rights to publish, reproduce, distribute, license, sell, and create derivative works of the Company Product Data, in whole or in part, anywhere in the world.

(n)    Contracts and Commitments. Except as set forth on Schedule 4(n)(i) attached hereto, no member of the Company Group is a party to or bound by (or has offered to any Person or otherwise resolved to become a party to or bound by) any:

(i)    employment, severance, engagement, service or other similar agreement or offer letter, as applicable, to any current or former employee, director, officer, consultant, independent director, or other service provider that provides for (A) the employment or engagement of any Person on a full-time, part-time, independent contractor or consulting basis with an annual base compensation that exceeds $100,000, (B) providing bonus, equity, severance benefits or change in control benefits, or retention or transaction bonuses or similar benefits or (C) relating to loans;

(ii)    pension, profit sharing, retirement or other form of deferred compensation plan or arrangement;

(iii)    agreement relating to any option, restricted stock, restricted stock unit, profits interests, stock appreciation, phantom stock or similar arrangement;

(iv)    guarantee of any Liability or obligation;

(v)    agreement under which it is lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000;

(vi)    agreement under which it is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than (A) non-exclusive end user licenses of commercially available Software used solely for the Company Group’s internal use and with a total replacement cost of less than $100,000 for its internal business purposes and (B) non-disclosure or confidentiality agreements entered into in the ordinary course of business, and backup licenses from contractors);

(vii)    agreement under which it is a licensor or otherwise grants to a third party any rights to use any Intellectual Property (other than Intellectual Property licensed to customers on a non-exclusive basis in the ordinary course of business on one of the Company Group’s form agreements);

(viii)    joint development agreement, joint venture agreement, collaboration agreement, partnership agreement, strategic alliance agreement or similar agreement;

(ix)    agreement under which it is lessor of or permits any third party to hold or operate any personal property owned or controlled by it;

(x)    collective bargaining agreement or other agreement with any labor union, works council or other labor organization;

(xi)    settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any member of the Company Group will have any material outstanding monetary or other obligation after the date hereof;

(xii)    agreement pursuant to which the Company Group is granted a lease in, a sublease in, or the right to use or occupy any land or building;

(xiii)    Government Contract;

(xiv)    agreement or group of related agreements with the same party that (A) is not a service contract or subcontract between any member of the Company Group and a service customer of the Company Group and (B) involves consideration in excess of $100,000;

(xv)    agreement relating to the acquisition or disposition of assets (including Intellectual Property) or any interests in any business enterprise outside of the Company Group’s ordinary course of business and in an amount in excess of $100,000;

(xvi)    agreement between any member of the Company Group, on the one hand, and any “app stores”, websites or other third Person distribution platforms on or through which the Company Group, directly or indirectly, distributes or otherwise makes available any Company Products (collectively, the “Distribution Platforms”), together with the terms of service, policies and any other contract applicable to such Distribution Platforms;

(xvii)    agreement relating to the sharing or allocation of Intellectual Property by and between the Company, on the one hand, and any Seller, on the other hand;

(xviii)    agreement concerning confidentiality or non-competition or prohibiting any member of the Company Group or the Business from freely engaging in business or otherwise including provisions on joint price-fixing, market or customer sharing, “most-favored nations,” exclusivity or market classification;

(xix)    agreement not executed in the ordinary course of business, not consistent with fair market terms, conditions and prices or with Applicable Laws and regulations or otherwise not made on arm’s length terms and conditions;

(xx)    agreement relating to the distribution, marketing or sales of its services;

(xxi)    agreement for the development of Intellectual Property for the benefit of the Company Group;

(xxii)    agreement relating to the provision of co-location or software, data or infrastructure hosting services to the Company Group;

(xxiii)    agreement with any customer listed on Schedule 4(s)(i)(A) or 4(s)(i)(B);

(xxiv)    (A) agreement containing an agreement by any member of the Company Group to provide any Person with access to the source code for any Company Products or (B) any contract between any member of the Company Group and an escrow agent to provide for the source code for any Company Products to be put in escrow; or

(xxv)    other agreement (or group of related agreements) material to the Company Group.

Except as specifically disclosed on Schedule 4(n)(i), each member of the Company Group has performed in all material respects all obligations required to be performed by it and is not in material default under or in breach of nor in receipt of any claim of default or breach under any agreement to which it is a party, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a default, breach or event of noncompliance under any agreement. To the Company’s Knowledge, the other party to each agreement has performed in all material respects all obligations required to be performed by it under such agreement. Each agreement (A) was awarded to and is held in the name of the applicable member of the Company Group and is legal, valid, binding and enforceable against such member of the Company Group and, to the Knowledge of the Company, against any other party to such contract, agreement or arrangement, and (B) will continue to be legal, valid and enforceable on identical terms following the consummation of the transactions contemplated by this Agreement. Buyer has been supplied with a correct and complete copy of each of the contracts which are referred to on Schedule 4(n)(i), together with all amendments, waivers or other changes thereto.

(o)    Insurance. Schedule 4(o) attached hereto lists and briefly describes each insurance policy maintained by the Company Group with respect to the Business during the last three (3) years. All premiums due and payable under each such policy have been paid, all of such policies are legal, valid, binding and enforceable and in full force and effect and no member of the Company Group is or has ever been in material breach or default with respect to its obligations under such policies. There has been no threatened termination of, or premium increase with respect to, any such policies. There are no claims by any member of the Company Group pending under any such policies as to which coverage has been denied by the underwriters thereof. Since January 1, 2016, no member of the Company Group has had a claim which could be expected to cause a material increase in the rates of insurance for the Business. Set forth on Schedule 4(o) are all material insurance claims made under such policies since January 1, 2016.

(p)    Litigation. Except as set forth on Schedule 4(p) attached hereto, there are no, and during the past three (3) years there have not been any, Actions pending or, to the Knowledge of the Company, threatened against or affecting any member of the Company Group, or before or by any Governmental Authority, and there is no basis for any of the foregoing. No member of the Company Group is subject to any outstanding injunction, fine, judgment, order, ruling, writ or decree of any Governmental Authority.

(q)    Employees.

(i)    Except as set forth on Schedule 4(q), no executive, officer, manager, director, or key employee of the Company Group, to the Knowledge of the Company, (A) has any plans to terminate employment with the Company Group, or (B) is a party to any confidentiality, non-competition, proprietary rights, non-solicitation, restrictive covenant or other such agreement between such employee and any other Person besides the Company Group that would be material to the performance of such employee’s employment duties, or the ability of the Company Group to conduct its business.

(ii)    Except as set forth on Schedule 4(q), with respect to the Company Group: (A) there are no collective bargaining agreements, collective bargaining relationships, or any other agreements with any labor union, works council or other labor organization, and no employee of the Company Group is represented by any labor union, works council, or other labor organization with respect to their employment with the Company Group; (B) no labor union, works council, or other labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition, nor has any such labor union, works council, or other labor organization or group of employees filed such a petition or made such a demand in the last five (5) years; (C) no union organizing or decertification activities are underway or threatened and no such activities have occurred within the past five (5) years, and no other question concerning representation exists; (D) there are and have been no material labor relations problems (including any past, current or threatened strikes, work stoppages, slowdowns, lockouts, handbilling, picketing, or other material labor disputes); (E) there are no workers’ compensation Liabilities, experiences or matters arising outside of the ordinary course of business; (F) there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against or affecting the Company Group and no such charges or complaints have been filed against the Company Group in the last three (3) years; (G) there are no material employment-related Actions or obligations of any kind, pending or, to the Knowledge of the Company, threatened in any forum, relating to an alleged violation or breach by the Company Group (or their officers, directors, employees, independent contractors, consultants or agents) of any law, regulation or contract and no such charges or complaints have been filed against the Company Group in the last three (3) years; (H) to the Knowledge of the Company, no employee, officer, director, independent contractor, consultant or agent of the Company Group has committed any act or omission giving rise to material Liability for any claim of an employment-related violation or breach, and, to the Knowledge of the Company, no such actions or omissions have occurred in the past three (3) years; and (I) with respect to this transaction, any notice required under any law or collective bargaining or other labor agreement has been given, and all bargaining, consultative or other obligations with any labor union, works council, or other labor organization or employee representative has been, or prior to the Closing will be, satisfied.

(iii)    There is no material Liability to make any outstanding payment to any director, officer, employee, consultant or independent contractor, or to any former director, officer, employee, consultant or independent contractor, by way of damages or compensation for loss of office or employment or engagement, or for termination or unfair or wrongful dismissal or for other grounds, and the Company Group does not have any obligation, by law or otherwise, to employ or re-employ or engage or re-engage any Person, including any former employee, independent contractor or consultant of the Company Group. The Company Group is not (A) delinquent in the payment of any wages, salaries, bonuses, commissions, wage premiums, or any other compensation that has become due and payable to its employees, independent contractors, consultants or other service providers pursuant to any law, contract, or employment policy, or (B) subject to any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(iv)    The Company Group is in compliance, and for the past three (3) years has been in compliance, in all material respects with all applicable labor or employment related laws, including provisions thereof relating to wages, hours, equal opportunity, affirmative action, nondiscrimination, harassment, sexual harassment, retaliation, equal pay, workers compensation, collective bargaining, unions, labor relations, contingent workers, employee visas, contractors, immigration, leaves of absence, unemployment insurance, vacation pay and accrual, plant closings and layoffs (including the WARN Act), whistleblowing, employee trainings and notices, COVID-19, affirmative action, workplace safety and the payment of social security and other payroll taxes. Except as would not reasonably be expected to result in material Liability, the Company Group has properly classified each Person who has performed services for the Company Group as an overtime exempt or non-exempt employee or as an independent contractor, or other non-employee service provider, and the Company Group has no Liability or obligations under any Applicable Law or otherwise arising out of the classification of any Person who provides or has provided services to the Company Group, including but not limited to wages, taxes, penalties, social security, workers compensation, benefit plans or otherwise, as a result of any failure to properly classify any such Person. The Company Group is not a contractor or subcontractor as defined by Executive Order 11246 and is not otherwise required to maintain an affirmative action plan or program.

(v)    The Company has provided Buyer a list of the name or employee ID number of each current director, officer and employee of the Company Group and each other Person who performs services for the Business in the Person’s individual capacity as an independent contractor or consultant, together, as applicable, with each such Person’s name, position or function, location, exempt or non-exempt classification (as applicable), annual base salary or hourly wage rate (as applicable) and other material benefits and any annual incentive or bonus target with respect to such person, and active or leave status (including type of leave and expected return date).

(vi)    Since March 1, 2020, no member of the Company Group has implemented any employee layoff, facility closure (whether voluntary or by Governmental Order), reduction-in-force, furlough, material work schedule change, reduction in salary or wages, or other material personnel action, nor is any such action contemplated, planned or announced (including as a result of COVID-19). The Company Group has not experienced any material employment-related Liability with respect to COVID-19. The Company Group has taken all reasonable measures to protect its employees, consultants and customers with respect to COVID-19.

(vii)    Each member of the Company Group has promptly, thoroughly and impartially investigated all sexual harassment or other discrimination, retaliation or policy violation allegations of which it has Knowledge. With respect to each such allegation, each member of the Company Group has taken all corrective action necessary under applicable law. The Company Group does not reasonably expect any material liability with respect to any such allegations and has no Knowledge of any allegations relating to officers, directors, employees, contractors, or agents of the Company, that, if known to the public, would bring the Company Group into material disrepute.

(r)    Employee Benefits.

(i)    Schedule 4(r)(i) attached hereto contains an accurate and complete list of each Employee Benefit Plan, separated by jurisdiction, maintained or contributed to or required to be contributed to or sponsored by any member of the Company Group or under or with respect to which any member of the Company Group has any Liability or potential Liability, including on account of an ERISA Affiliate (individually referred to herein as a “Plan” and collectively, the “Plans”). No Plan is or ever was subject to Title IV of ERISA or to the funding requirements of Code Section 412, Code Section 430 or Section 302 of ERISA. No member of the Company Group nor any ERISA Affiliate sponsors, maintains, contributions to, has or has had any obligation to contribute to, or has any Liability or potential Liability (including actual or potential withdrawal Liability) with respect to any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any defined benefit pension plan or any other employee benefit plan that is or was subject to Title IV of ERISA or Code Section 412 or Code Section 430, or (iii) plan of the type described in Section 4063 or 4064 of ERISA or in Code Section 413(c), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), in each case, including as a consequence of at any time being considered a single employer under Code Section 414 with any other Person.

(ii)    With respect to each of the Plans, all required or discretionary contributions, distributions, payments and accruals have been made on a timely basis and in accordance in all material respects with the terms of such Plans and Applicable Laws or, to the extent not yet due, properly accrued for on the books and records of the Company Group (and in such case will be subsequently made) and there is no unfunded Liability related to any Plans which is not taken into account in determining Working Capital. No Action, claims, audits, or investigations with respect to any Plan or the assets thereof (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.

(iii)    No Plan provides (or could require the Company Group to provide), and no member of the Company Group has promised to provide, post-employment or post-ownership welfare benefits other than coverage mandated by COBRA for which the covered individual pays the full cost of coverage (except to the extent the Company Group is required under Applicable Laws to subsidize such coverage). The Company Group and each ERISA Affiliate have complied, and are in compliance, in all material respects with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). No member of the Company Group has incurred (whether or not assessed) any Tax, penalty or other liability with respect to the reporting requirements under Code Sections 6055 and 6056, as applicable, or under Code Section 4980B, 4980D 4980H, 6721 or 6722 nor do any facts or circumstances exist that could result in the imposition of any such Tax or penalties.

(iv)    Each Plan (and any predecessor plans that have been merged into such Plan) has been established, funded, administered and maintained, in form and operation in compliance in all material respects with its terms and all Applicable Laws and regulations, including, but not limited to, ERISA and the Code. Each Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination letter from the Internal Revenue Service to the effect that such Plan meets the requirements of Code Section 401(a), and nothing has occurred that could adversely affect the qualification of any Plan that is intended to qualify under Code Section 401(a). There have been no non-exempt “prohibited transactions” within the meaning of Code Section 4975 or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and, to the Knowledge of the Company, no breaches of fiduciary duty (as determined under ERISA) with respect to any Plan.

(v)    With respect to each Plan, the Company has provided or made available to Buyer (A) a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description of all material terms) of such Plan and any related trust agreement or other funding instrument; (B) the most recent favorable Internal Revenue Service determination letter, if applicable; (C) any summary plan description and other material written communication (or a description of any material oral communications) by the Company Group to its employees concerning the benefits provided under the Plan; (D) the most recent financial statements, trustee annual report and annual report (a Form 5500 annual report) (including attached schedules); (E) the results of non-discrimination testing for the three most recently completed years; and (F) all non-routine correspondence or notices to or from the Internal Revenue Service or any office or representative of the United States Department of Labor or any other applicable Governmental Authority relating to any compliance issue in respect of any such Plan. For each Plan, all documentation is up-to-date, contains full and accurate details of the benefits payable, and reflects the terms of the Plan as announced to employees and officers of the Company Group and members of the Plan and as operated in practice.

(vi)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) could (A) entitle any current or former employee, officer, director or other service provider of the Company Group to severance pay or any other payment or benefit, (B) result in any payment becoming due, accelerate the time of payment or vesting of any payments or benefits or increase the amount of compensation due to any such employee, officer, director or other service provider, (C) result in any forgiveness of indebtedness of any employee, officer, director or other service provider, or trigger any funding obligation under any Plans, (D) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), (E) trigger any other material obligation under, or result in the breach or violation of, any Plan or (F) limit or restrict the right of the Company Group to merge, amend or terminate any Employee Benefit Plan.

(vii)    No member of the Company Group maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(viii)    Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(ix)    Each Plan maintained by the Company Group for employees who reside or work primarily outside of the United States (each a “Non-U.S. Benefit Plan”) required by any Applicable

Law to be registered or approved by a Governmental Authority has been so registered or approved and has been maintained in good standing with the applicable Governmental Authority in each case, in all material respects. All contributions to and material payments from each Non-U.S. Benefit Plan under the terms of such plan or Applicable Law have been made on or before their respective due dates, and all contributions for any period ending on or before the Closing Date that are not yet due have been accrued in accordance with country-specific accounting practices and principles. Each Non-U.S. Benefit Plan required under any Applicable Law to be funded, is either (i) funded in accordance with such law to an extent sufficient to provide for accrued benefit obligations with respect to all employees or (ii) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures, and none of the transactions contemplated by this Agreement will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations. No Non-U.S. Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement, and no material unfunded or underfunded Liabilities exist with respect to any Non-U.S. Benefit Plan.

(s)    Customers, Suppliers and Resellers.

(i)    Schedule 4(s)(i)(A) attached hereto sets forth an accurate list of (x) the twenty (20) largest customers (other than Parent and its Subsidiaries) of the Company Group based on total revenue, along with the dollar amounts of such total revenue generated from such customers, for the fiscal year ending December 31, 2020 and for the trailing six (6) month period ending June 30, 2021 and (y) any new customers that have signed agreements with the Company Group in the preceding six (6) months. Schedule 4(s)(i)(B) attached hereto contains an accurate list of the ten (10) largest suppliers, vendors and service providers of the Company Group that provide goods or services, as measured by the dollar amounts of purchases therefrom, for the fiscal year ending December 31, 2020 and for the trailing six (6) month period ending June 30, 2021, and shows such measured amounts for such periods. Except as set forth on Schedule 4(s)(i)(C), the Company Group does not have any resellers of the Company Products.

(ii)    Except as set forth on Schedule 4(s)(ii), (A) no customer listed on Schedule 4(s)(i)(A) has indicated that it shall (1) decrease the re-occurring revenue paid by such customer for the purchases of materials, products or services from the Company Group by more than $20,000 per year or (2) seek to purchase the materials, products and services provided by the Company Group from any other supplier or vendor not currently providing such material, products or services to such customer or convert any exclusive or single-source purchasing arrangement or relationship between such customer and the Company Group into a non-exclusive or multi-source arrangement or relationship and (B) none of the suppliers or vendors listed on Schedule 4(s)(i)(B) has delivered any written notice (including by email) that it shall stop, or significantly decrease the rate of, supplying materials, products or services to the Company Group, other than in accordance with material, product or service lifecycle changes and similar changes to its business that do not prejudicially affect the Company Group in any material respect.

(iii)     Copies of the Company Group’s current standard form written agreements entered into between the Company Group and any of the customers of the Company Group are attached to Schedule 4(s)(iii) attached hereto. Schedule 4(s)(iii) sets forth a list of the customers of the Company Group who have not entered into such standard form agreements and copies of the non-standard agreements (or in the case of a binding oral agreement, a summary description of such agreement) between the Company Group and such customers are attached to Schedule 4(s)(iii). The Company has previously provided to Buyer a copy of each member of the Company Group’s written agreements (and in the case of binding oral agreements, a written summary of such agreement) with the customers set forth on Schedule 4(s)(i)(A) and the suppliers and vendors set forth on Schedule 4(s)(i)(B).

(t)    Affiliate Interests. Except as set forth on Schedule 4(t), no officer, manager, Seller or Affiliate of any member of the Company Group or any relative of such an officer, manager, Seller or Affiliate (each of the foregoing, a “Related Party”) (i) is a party to any contract (whether written or otherwise) or other business relationship with the Company Group, (ii) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company Group or (B) any other entity in any business arrangement or relationship with any member of the Company Group; provided, however, that the passive ownership of securities listed on any national securities exchange representing less than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person, (iii) has any interest in any property, asset or right used by the Company Group or necessary for the Business, (iv) has outstanding any Indebtedness owed to the Company Group, (v) has received any funds from the Company Group since the date of the Latest Balance Sheet, except for employment-related compensation received in the ordinary course of business or (vi) has any direct or indirect financial interest in, or is an officer, director, manager, employee, founder, or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company Group or (B) any other entity in any business arrangement or relationship with any member of the Company Group. Except as set forth on Schedule 4(t), no member of the Company Group has any liability or any other obligation of any nature whatsoever to any Related Party, except for employment-related liabilities and obligations incurred in the ordinary course of business and liabilities and obligations as provided in the Company’s Fifth Amended and Restated Limited Liability Company Agreement.

(u)    Governmental Permits. Each member of the Company Group holds and is in compliance in all material respects with all permits, licenses, bonds, approvals, certificates, registrations, accreditations, and other authorizations (including relating to the transmission of funds by electronic or other means) of all non-U.S., federal, state and local Governmental Authorities required for the conduct of its business and the ownership of its properties, and the attached Schedule 4(u) sets forth a list of all such permits, licenses, bonds, approvals, certificates, registrations, accreditations, and other authorizations. No written notices have been received by the Company Group alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations, and authorizations will be available for use by the Company Group immediately after the Closing. Each member of the Company Group and its employees have fulfilled and performed in all material respects their respective obligations under each such permits, licenses, bonds, approvals, accreditations, certificates, registrations, and authorizations and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any such permits, licenses, bonds, approvals, accreditations, certificates, registrations, and authorizations. There is no proceeding pending or, to the Company’s Knowledge, threatened to revoke, modify or otherwise fail to renew any such permit or license.

(v)    Product Warranty. Each Company Product provided by the Company Group and each service performed by the Company Group has been in material conformity with all applicable contractual commitments and all express and implied warranties, and no member of the Company Group has any material Liability for replacement or repair thereof or other damages in connection therewith arising out of ownership and operation of the Company Group prior to the Closing. The standard form of customer agreement previously provided by the Company to Buyer includes copies of the standard terms and conditions of sale or license for each member of the Company Group (containing applicable guaranty, warranty, and indemnity provisions). Neither any Company Product nor any service performed by any member of the Company Group is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, service or license set forth in Schedule 4(v). No member of the Company Group has any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product developed, sold, leased, licensed, or provided by the Company Group prior to the Closing.

(w)    Environmental, Health and Safety Matters.

(i)    The Company Group is and has been in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining, and complying with all permits, licenses, approvals, certificates, registrations, and other authorizations required under Environmental Laws. The Company Group has not received any written notice, report, or other written notice information, or become party to any Action, in either case involving or regarding any material violation of, or material Liability under, any Environmental Laws. Neither the Company Group, nor any Person whose Liability the Company Group has assumed, undertaken or become subject to, has treated, stored, manufactured, marketed, distributed, transported, handled, disposed, arranged for or permitted the disposal of, exposed any Person to, or released any Hazardous Material, or owned or operated any facility or property that is or has been contaminated by any Hazardous Material, so as to give rise to any Liability pursuant to any Environmental Law. Neither the Company Group nor any Person whose Liability the Company Group has assumed, undertaken or become subject to has any material Liability with respect to the presence of asbestos or other Hazardous Materials in any product, item, property, building or other structure.

(ii)    The Company has provided to Buyer all environmental, health or safety reports, audits, documents, or assessments relating to the Company Group or its facilities or operations which are in its possession or under its reasonable control.

(x)    Sanctions, Import and Export Controls.

(i)    The Company Group, its directors, officers, and employees, and, to the Knowledge of the Company, any agent, distributor, reseller or any other person acting for, at the direction, or on behalf of any of the foregoing are and have been in compliance with, in any part of the world: (a) all applicable sanctions laws, including the U.S. economic sanctions laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and those administered by the European Union, any European Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom; (b) any laws or regulations regarding the importation of goods, including the U.S. import laws administered by U.S. Customs and Border Protection; (c) all applicable export control laws, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”) and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the anti-boycott regulations administered by Commerce and the U.S. Department of the Treasury (collectively, “Customs & International Trade Laws”). Without limiting the foregoing, the Company Group has not submitted any voluntary or involuntary disclosures nor received any notice that it, or its directors, officers, employees, agents, distributors, resellers or any other Person acting for, at the direction, or on behalf of any of the foregoing, is subject to any civil or criminal investigation, proceeding, audit or any other inquiry, or has conducted any internal investigation or audit, or is the subject of any internal or external allegation involving or otherwise relating to any alleged or actual violation of Customs & International Trade Laws.

(ii)    None of the Company Group nor any of its directors, officers, or employees, nor any agent, distributor, reseller or any other Person acting for, at the direction, or on behalf of any of the foregoing: (i) has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any applicable Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, Commerce’s Denied Persons List, the Commerce Entity List, and the Debarred List maintained by the U.S. Department of State (“Sanctioned Person”); (ii) has been resident, located, or organized in a jurisdiction that is or has in the last five (5) years been subject to a comprehensive embargo (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine) (a “Sanctioned Country”); or (iii) has engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in of for the benefit of any Sanctioned Country. There is no pending or, to the Knowledge of the Company, threatened Action or investigation by a Governmental Authority of the Company Group or any of its directors, officers, employees, agents, distributors, resellers or any other Person acting for, at the direction, or on behalf of any of the foregoing, nor is there any order imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company Group or any of its directors, officers, employees, agents, distributors, resellers or any other Person acting for, at the direction, or on behalf of any of the foregoing by or before any Governmental Authority, in each case, in connection with an alleged violation of Customs & International Trade Laws or any laws relating to the import or export of data, software, technology, goods or services to, or dealings with or for the benefit of, any foreign jurisdiction against which the United States, the European Union, Ireland, the United Kingdom, or the United Nations maintains sanctions or export controls, including applicable regulations of or laws administered by the U.S. Department of Commerce, the U.S. Department of State and OFAC.

(iii)    Schedule 4(x)(iii) sets forth a list of all licenses, agreements, formal export classifications, or authorizations issued and license exceptions relied upon related to Customs & International Trade Laws.

(y)    Anti-Corruption Laws.

(i)    The Company Group, and each of the officers, directors and employees of each member of the Company Group (the “Company Relevant Persons”), have not, and, to the Knowledge of the Company, no agents, resellers or other third party representatives of the Company Group or any other Persons while acting for or on behalf of them (the “Other Relevant Persons”) have, directly or indirectly, violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-corruption or anti-bribery law (collectively, the “Anti-Corruption Laws”) to the extent applicable to the Company Group’s operations.

(ii)    The Company Group and the Company Relevant Persons have not, and to the Knowledge of the Company, the Other Relevant Persons have not, directly or indirectly taken any act in furtherance of, authorized, solicited, made or received any offer, payment, promise to pay, gift, bribe, rebate, loan, payoff, kickback or any other transfer, financial or other advantage or anything of value, regardless of form or amount (i) to any Person for the purpose of inducing such Person to do any act or make any decision in an official capacity, including a decision to fail to perform an official function, or use his or her or its influence with a Governmental Authority in order to affect any act or decision of such Governmental Authority for the purpose of assisting any Person to obtain or retain any business, (ii) to facilitate efforts of any Person to transact business or (iii) for any other improper purpose in each case in violation of applicable Anti-Corruption Laws.

(iii)    There is no current allegation, request for information, notice, internal or external investigation or other inquiry by any Governmental Authority or any other Person regarding the actual or possible violation of the Anti-Corruption Laws by the Company Group, Company Relevant Persons, or Other Relevant Persons, and since July 1, 2016, the Company Group has not been the subject of or received any notice that there is any allegation, request for information, internal or external investigation or other inquiry by any Governmental Authority or any other Person regarding an actual or possible violation of Anti-Corruption Laws. The Company Group has not made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or possible violation or wrongdoing related to Anti-Corruption Laws.

(iv)    (A) The Company Group has not received any written notice that any officers, directors, employees or agents involved in the Business of the Company is a Government Official

or consultant to any Government Official, (B) to the Company’s Knowledge, there is no existing family relationship between any officer, director, employee or agent of the Company Group and any Government Official and (C) since January 1, 2016, the Company Group has not received any written or oral notice that there is an existing family relationship between any officer, director, employee, or agent of the Company Group and any Government Official.

(z)    PPP Loan. Publica’s application for the PPP Loan, including all representations and certifications contained therein, was true, correct and complete in all respects and was otherwise completed in accordance with all guidance issued in respect of the CARES Act and Payroll Protection Program, and no misleading statements were made in connection with, nor material information omitted from, such application. Publica has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and Payroll Protection Program and has complied in all respects with all requirements of the CARES Act and Payroll Protection Program in connection therewith. Schedule 4(z) sets forth (i) the original amount of the PPP Loan received by Publica, (ii) the name of the PPP Lender, (iii) the proceeds of the PPP Loan used by Publica as of the date hereof, including a description of the use of such proceeds, amounts and dates of use, (iv) the outstanding amount of the PPP Loan as of the date hereof, and (v) and the portion (if any) of the PPP Loan that has been forgiven as of the date hereof.

(aa)    Blockers. Except for matters related to its formation and to activities as a holding company such as opening and maintaining bank accounts and filing Tax Returns, neither Investors nor Alpine Road has conducted any business or ever owned, leased or used any asset other than the LLC Interests of Publica, respectively, held by Investors or Alpine Road, as applicable. Neither Investors nor Alpine Road has any liabilities, whether absolute, accrued, contingent or otherwise and whether due or to become due (other than for Taxes not yet due and payable).

(bb)    Antitrust Matters. As of the Closing (but without giving effect to the transactions contemplated hereby), all of the following conditions relating to the HSR Act are true and correct:

(i)     the Company is its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) and is not controlled (as such term is defined in 16 C.F.R. § 801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a) and are interpreted by the PNO);

(ii)    the annual net sales (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) of the Company is below $184.0 million;

(iii)    the total assets (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) of the Company is below $18.4 million; and

(iv)    the Company is not engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j) and is interpreted by the PNO).

Section 5.    Representations and Warranties of the Sellers. As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, as of the date hereof, each Seller, severally but not jointly, represents and warrants to the Buyer as follows:

(a)    Authorization of Transaction. The execution, delivery and performance by such Seller of this Agreement, each other agreement, document, instrument or certificate contemplated hereby and of each of the transactions contemplated hereby and thereby have been duly and validly authorized by such Seller and no other act or proceeding on the part of such Seller, its board of directors or managers or its equityholders is necessary to authorize the execution, delivery or performance by such Seller of this Agreement or each other agreement, document, instrument or certificate contemplated hereby or the consummation of any of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller, and this Agreement constitutes, and each other agreement, document, instrument or certificate contemplated hereby upon execution and delivery by such Seller will each constitute, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (y) as limited by the Enforceability Exceptions.

(b)    Noncontravention. Neither the execution and the delivery of this Agreement or any other agreement, document, instrument or certificate contemplated hereby, nor any of the transactions contemplated hereby or thereby, shall (i) violate any law or other restriction to which such Seller is subject or any provision of the articles of organization, bylaws, certificate of formation or operating agreement (or any similar organizational documents) of such Seller or (ii) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under, any agreement or other arrangement by which such Seller is bound or to which any of its assets are subject or which otherwise relate to the Business. Such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(c)    Brokers’ Fees. Such Seller has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(d)    Litigation. There are no actions (including arbitration proceedings), orders, charges, complaints, grievances, governmental investigations or inquiries or claims pending or threatened against or affecting such Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Seller’s performance under this Agreement, the other agreements contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

(e)    Investment Representation. Such Seller is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). Such Seller acknowledges that it is informed as to the risks of the ownership of Parent Shares issued as Stock Consideration as contemplated hereby and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such ownership, and is able to bear the economic risk of such ownership for an indefinite period of time. Such Seller has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of Buyer concerning the issuance of the Parent Shares.

(f)    Restricted Securities. Such Seller understands that the issuance of the Stock Consideration has not been registered under the 1933 Act, by reason of a specific exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. Such Seller understands that such Parent Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller must hold the Parent Shares indefinitely unless and until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Seller acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Parent Shares, and on requirements relating to Parent or Buyer which are outside of such Seller’s control, which Parent or Buyer is under no obligation and may not be able to satisfy.

(g)    Resale of Shares.

(i)    Such Seller understands and agrees that it may not sell or otherwise transfer any Parent Shares issued as Stock Consideration, except pursuant to an effective registration under the 1933 Act, or in a transaction which qualifies as an exempt transaction under the 1933 Act and the rules and regulations promulgated thereunder and in accordance with the restrictions set forth in this Agreement.

(ii)    Such Seller acknowledges that each certificate or instrument evidencing the Parent Shares shall initially bear substantially the following restrictive legend, either as an endorsement or on the face thereof:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH. THE SHARES REPRESENTED HEREBY ARE HELD BY A PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE ISSUER FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE ACT. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISPOSITION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

Section 6.    Representations and Warranties of Buyer. As a material inducement to the Sellers and the Sellers’ Representative to enter into and perform their obligations under this Agreement, Buyer represents and warrants to the Sellers and the Sellers’ Representative as follows:

(a)    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)    Authorization of the Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform each of its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by the Enforceability Exceptions.

(c)    Noncontravention. Neither the execution and the delivery of this Agreement and each other agreement, document, instrument or certificate contemplated hereby to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, shall (i) violate any law or other restriction to which Buyer is subject or any provision of its certificate of incorporation, bylaws or operating agreement or (ii) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, or other arrangement by which it is bound or to which any of its assets is subject. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement. There are no Actions pending or threatened against or affecting Buyer at law or in equity, or before any Governmental Authority, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

(d)    Brokers’ Fees. Buyer has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)    NASDAQ Listing. The Stock Consideration has been approved for listing on the NASDAQ.

(f)    No Other Representations. Except for the representations and warranties contained in Section 4 and Section 5 of this Agreement as modified by the Disclosure Schedules, Buyer acknowledges that none of the Company Group, any Seller or any representative thereof makes, and Buyer acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company Group or Sellers or with respect to any other information provided or made available to Buyer in connection with the transactions contemplated by this Agreement, including, without limitation, any information, documents, projections, forecasts or other material made available to Buyer or its representatives in the data room or management presentations in expectation of the transactions contemplated by this Agreement or the accuracy or completeness of any of the foregoing; provided, for the avoidance of doubt, that nothing in this Section 6(f) shall (i) impair or affect in any way Buyer’s ability to rely on the representations and warranties contained in Section 4 or Section 5 of this Agreement as modified by the Disclosure Schedules or (ii) serve to limit or reduce in any manner (A) the scope of any of the express representations and warranties made in Section 4 or Section 5 of this Agreement or (B) any claim based upon fraud with respect to the express representations and warranties made in Section 4 or Section 5 of this Agreement.

Section 7.    Additional Agreements.

(a)    Press Releases. The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made (i) prior to the Closing without the prior written consent of each of the Parties (other than the Sellers’ Representative) or (ii) after the Closing without the prior written consent of Buyer.

(b)    Transaction Expenses. Except as otherwise provided herein, each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby; provided, that the Company may agree to reimburse or pay certain costs and expenses of the Sellers in which event such costs and expenses shall be deemed to be Transaction Expenses.

(c)    Tax Matters.

(i)    In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, payroll or receipts of the Company Group for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” as defined in Section 957 and any partnership or other pass-through entity in which any member of the Company Group holds a beneficial interest shall be deemed to terminate at such time), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis, and the amount of other Taxes of the Company Group for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(ii)    To the extent permitted under Applicable Law, the taxable year of each member of the Company Group that includes the Closing Date shall close (and in any event shall be treated as closing) at the end of the day on the Closing Date for all income Tax purposes, and all income Tax Returns shall be filed consistently therewith.

(iii)    Buyer and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of any Tax Return of the Company Group and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(iv)    All Tax-sharing agreements or similar agreements (other than agreements entered into in the ordinary course of business and not primarily related to Taxes) with respect to or involving the Company Group shall be terminated as of the Closing Date and, after the Closing Date, the Company Group shall not be bound thereby or have any liability thereunder.

(v)    Buyer agrees to assume and be responsible for payment of any and all United States federal and/or state income tax liability incurred by any Person that is attributable to the receipt of the Alpine Road Total Consideration pursuant to this Agreement.

(d)    Confidentiality. The Parties shall keep, and shall cause each of their respective Affiliates, advisors, agents and representatives to keep, confidential all information and materials regarding any other Party. The Sellers and the Sellers’ Representative shall not, and shall not permit their respective Affiliates, trustees, advisors, representatives and agents to, disclose the confidential terms and provisions of this Agreement without the prior written consent of Buyer. Following the Closing, the Sellers and the Sellers’ Representative shall treat and hold as confidential any information concerning the Business and/or the affairs of the Company, including the terms and provisions of this Agreement, that is not already generally available to the public (the “Confidential Information”) and refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control; provided, that the Sellers may disclose the Confidential Information to the extent necessary to complete federal, state or local personal income Tax Returns; provided further, that the Sellers’ Representative’s obligation to return or destroy Confidential Information shall be tolled until the completion of the Sellers’ Representative’s duties in connection herewith. Each Seller hereby acknowledges that the Confidential Information may include material non-public information. Such Seller acknowledges that he, she or it is aware that the United States securities laws prohibit any individual who has received from the issuer of such securities material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other individual when it is reasonably foreseeable that such other individual is likely to purchase or sell such securities in reliance upon such information. Notwithstanding anything herein to the contrary, the provisions of Section 7(a) and this Section 7(d) shall not prohibit (i) any disclosure required by any Applicable Law (in which case the disclosing Party will, to the extent permitted by Applicable Law, provide the other parties with the opportunity to review and comment in advance of such disclosure), (ii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby, (iii) after the public announcement of the transactions contemplated hereby, the Sellers’ Representative will be permitted to announce that it has been engaged to serve as the Sellers’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof, and (iv) the Sellers’ Representative or any Sellers will be permitted to disclose information to advisors and representatives or to any other Sellers, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(e)    Further Assurances. As a material obligation of each Party to consummate the transactions contemplated by this Agreement, from time to time after the Closing, each Party shall at its own expense (i) cooperate with the other Parties, (ii) perform any further act and (iii) execute and deliver such documents or instruments as may be reasonably requested by the other Parties in order to effectuate any transaction, act or agreement contemplated by this Agreement.

(f)    Release. Effective upon the Closing, except with respect to the Retained Claims, each Seller, hereby unconditionally and irrevocably waives, releases and forever discharges each Company and each Company’s past and present directors, managers, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers, and Affiliates (the “Released Parties”) from any and all Liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and such Seller shall not seek to recover any amounts in connection therewith or thereunder from such Released Parties. Each Seller understands that this is a full and final release of all claims, demands, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties. Each Seller represents that it is not aware of any claim by it other than the claims that are waived, released and forever discharged by this Section 7(f). For the avoidance of doubt, the release set forth in this Section 7(f) is an integral part of the Agreement and the transactions contemplated by this Agreement, and, without such release, the Buyer would not have entered into this Agreement. The term “Retained Claims” means, with respect to any Seller, (i) any rights of such Seller under this Agreement or any Ancillary Agreement, (ii) any rights of such Seller to future performance under any written agreement between such Seller and the Company or its Subsidiaries that survives the Closing, (iii) accrued and unpaid salary owing to such Seller for the pay period that includes the Closing Date, (iv) unpaid benefits of such Seller accrued under each Employee Benefit Plan, to the extent such benefits have accrued prior to the Closing Date, (v) rights of such Seller to reimbursement of business expenses incurred in the ordinary course of business and in accordance with the policies and practices of the Company Group, (vi) any obligation for indemnification for matters for which such Seller is entitled to indemnification under any of the organizational documents of the Company or its Subsidiaries or for which insurance coverage may be provided under the D&O Tail Insurance Coverage or (vii) any claim based upon fraud.

(g)    Non-Competition; Non-Solicitation.

(i)    Non-Competition. As a material inducement to Buyer to enter into and perform its obligations under this Agreement, during the Non-Compete Period, each Seller (other than the Investors Seller), on behalf of itself and its Affiliates, agrees not to, directly or indirectly, either for himself, herself or itself or for any other Person, own, operate, manage, control, engage in, participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner, any customer or any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in activities competitive with the Business (as presently conducted) anywhere in the world; provided that (A) the ownership of less than 2% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging solely by reason thereof in any such businesses; (B) investing in private debt or equity or venture capital funds in which Seller does not have the ability to control or exercise any managerial influence over such fund or solely as a limited partner shall not be deemed to be engaging solely by reason thereof in such businesses; and (C) investing in any mutual funds or index funds shall not be deemed to be engaging solely by reason thereof in such businesses; provided further that the provisions of this Section 7(g)(i) shall not prohibit a Seller from performing any services for the Company Group. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7(g)(i) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The term “Non-Compete Period” means the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.

(ii)    Non-Solicitation. Each Seller agrees that, during the Non-Compete Period, it (A) shall not, and shall cause its Affiliates not to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person who was employed by the Company Group as of the Closing, without the prior written consent of Buyer; provided, however, that this Section 7(g)(ii) shall not prohibit a Seller or any of its Affiliates from conducting any general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any Person employed by the Company Group and (B) shall not induce or attempt to induce any customer or other business relation of the Company Group into any business relationship that might materially harm Buyer or the Company Group. The term “indirectly” as used in this Section 7(g) is intended to mean any acts authorized or directed by or on behalf of a Seller or any Person controlled by such Seller.

(iii)    Remedy for Breach. The Sellers acknowledge and agree that in the event of a breach or alleged breach by such Person of any of the provisions of this Section 7(g), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or alleged breach, Buyer, the Company Group or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief, or both, or any other equitable remedies available to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Non-Compete Period) by a period equal to the length of the violation of this Section 7(g), in each case without the requirement of posting a bond or proving actual damages.

(h)    Specific Performance.

(i)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof and (B) the right of specific enforcement is an integral part of this Agreement and without that right, neither Buyer nor the Sellers would have entered into this Agreement.

(ii)    The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Sellers, on the one hand, or Buyer, on the other hand and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Buyer pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(i)    Sellers’ Representative. By executing this Agreement and receiving the benefits hereof, including any consideration payable hereunder, each Seller hereby authorizes, directs and appoints Shareholder Representative Services LLC to act as its sole and exclusive agent, attorney-in-fact and representative (the “Sellers’ Representative”) as of the Closing for all purposes in connection with this Agreement and the agreements ancillary hereto, and authorizes and directs the Sellers’ Representative to (i) take any and all actions (including executing and delivering any documents, incurring any costs and expenses on behalf of the Sellers and making any and all determinations) which may be required or permitted by this Agreement to be taken by the Sellers, (ii) exercise such other rights, power and authority, as are authorized, delegated and granted to the Sellers’ Representative pursuant to this Agreement or the Escrow Agreement and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Sellers’ Representative consistent therewith, shall be absolutely and irrevocably binding on each Seller, and such Seller’s successors, as if such holder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such holder’s capacity, and all defense which may be available to any Seller to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement or the Escrow Agreement are waived. The Sellers’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Sellers’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Sellers shall indemnify the Sellers’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Reserve Amount and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement. The Sellers’ Representative may resign at any time upon not less than 10 days’ prior written notice to Buyer and the Advisory Committee (as defined in that certain Engagement Letter by and among the Sellers’ Representative and certain of the Sellers). If the Person serving as the Sellers’ Representative ceases to serve as the Sellers’ Representative for any reason, the Sellers shall have the right to designate a new Sellers’ Representative by written notice to the Buyer, and the new Sellers’ Representative shall assume such position upon execution of a counterpart to this Agreement. The Reserve Amount will be used for any expenses incurred by the Sellers’ Representative. The Sellers will not receive any interest or earnings on the Reserve Amount and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative will deliver any remaining balance of the Reserve Amount to the Buyer for further distribution to the Sellers. For tax purposes, the Reserve Amount will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

(j)    Authorized Actions. The Parties agree that Buyer and its present and future Affiliates shall be entitled to rely on any action taken by the Sellers’ Representative, on behalf of each of the Sellers, pursuant to this Section 7(j) (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. The Sellers agree to pay, based on their respective Pro Rata Share, and to indemnify and hold harmless, based on their respective Pro Rata Share, the Buyer Group from and against any losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, any Seller. In addition, each Seller hereby releases and discharges Buyer and its present and future Affiliates from and against any losses arising out of or in connection with the Sellers’ Representative’s failure to distribute any amounts received by the Sellers’ Representative on behalf of the Sellers to such Sellers. Payment of all amounts paid by Buyer or any of its present or future Affiliates to the Sellers’ Representative shall constitute payment by Buyer or such Affiliate to each of the Sellers and satisfaction of Buyer’s or such Affiliate’s obligation to pay such amount hereunder (notwithstanding any withholding by the Sellers’ Representative).

(k)    Sellers’ Indebtedness. Prior to the Closing Date, the Sellers shall have paid to the Companies, as applicable, the aggregate amount of any outstanding advances, money obligations and any other Indebtedness owed by the Sellers to the Companies.

(l)    Termination of Certain Contracts. Each of the Sellers hereby agrees that each contract, agreement, or arrangement (other than this Agreement) between any member of the Company Group, on the one hand, and such Seller on the other hand shall be terminated effective as of and conditioned on the Closing, and such Seller, as applicable, shall execute and deliver, or cause to be executed and delivered, any further documentation reasonably requested by Buyer to give effect to or evidence the foregoing.

(m)    Termination of 401(k) Plan. The applicable member of the Company Group shall adopt written resolutions necessary and appropriate to terminate the Publica LLC 401(k) Plan Trust (the “401(k) Plan”) effective no later than one (1) day immediately preceding the Closing Date. The Companies shall deliver to Buyer, no later than one (1) day preceding the Closing Date, evidence that the applicable member of the Company Group’s board of managers has validly adopted such resolutions to (i) terminate such 401(k) Plan (the form and substance of which shall be subject to prior review and approval of Buyer); (ii) cease all contributions to such 401(k) Plan; and (iii) fully vest the account balance of each participant in such 401(k) Plan, with such termination, cessation of contributions and vesting to be effective no later than one (1) day prior to the Closing Date.

(n)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby shall be borne 50% by Buyer and 50% by the Sellers. Buyer will file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 7(n), and shall be entitled to reimbursement from the Sellers for the Sellers’ share of such Taxes and charges.

(o)    D&O Tail Policy. Prior to the Closing Date, Publica will obtain, at the Sellers’ sole cost and expense, a five (5) year “tail” policy for directors’ and officers’ liability insurance (the “D&O Tail Policy”) covering those persons who are covered by Publica’s directors’ and officers’ liability insurance policy as of immediately prior to the Closing in an amount and on terms no less favorable than coverage under such policies in effect on the date of this Agreement and those applicable to the current managers and officers of Publica.

(p)    Lockup. Without limiting the restrictions imposed on any Seller set forth in the Lock-Up Agreements with the underwriters of the initial public offering of Parent’s common stock, and except as provided in clauses (i) through (iv) below, without the prior written consent of Buyer, each Seller named on Schedule 7(p) (each, a “Lock-Up Party” and, collectively, the “Lock-Up Parties”) covenants and agrees, until the date indicated across from such Lock-Up Party’s name on Schedule 7(p), not to directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Stock Consideration acquired by such Lock-Up Party pursuant to this Agreement (the “Lock-Up Shares”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Shares or such other securities, in cash or otherwise. The foregoing restriction shall not apply to transfers of Lock-Up Shares:

(i)    if the Lock-Up Party is a natural person, by will, by intestate succession or pursuant to a so-called “living trust” or other revocable trust established to provide for the disposition of property on the Lock-Up Party’s death, in each case to any parent, child or sibling of the Lock-Up Party or to a trust the beneficiaries of which are exclusively the Lock-Up Party or the Lock-Up Party’s parent, child or sibling;

(ii)    if the Lock-Up Party is a natural person, as a bona fide gift or gifts, including a bona fide gift or gifts to a charity or educational institution;

(iii)    if the Lock-Up Party is a natural person, a partnership or a limited liability company, to a partner or member, as the case may be, of such partnership or limited liability company or any wholly owned subsidiary of the Lock-Up Party or to an Affiliate under common control with the Lock-Up Party, by operation of law, such as pursuant to a qualified domestic relations order or in connection with a divorce settlement; provided, in each case that such transferee agrees in writing to abide by the provisions of this Section 7(p); and

(iv)    pursuant to a bona fide third party tender offer made to all holders of Parent Shares or a merger, purchase, consolidation or other similar transaction, involving a change of control of Buyer, that has been approved by the board of directors of Buyer (and nothing in this Agreement shall prohibit the Sellers from voting in favor of any such transaction or taking any other action in connection with such transaction).

(q)    Public Information. During the three-year period commencing on the Closing Date, Buyer undertakes that Parent will timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the date hereof pursuant to the Exchange Act. If Parent is not required to file reports pursuant to the Exchange Act, Buyer undertakes that Parent will prepare and furnish to any Seller or any of their permitted transferee(s), as long as any such Seller or their permitted transferee(s) beneficially or legally owns shares of Stock Consideration, but only until such time as the shares may be sold under Rule 144(b)(i) without regard to meeting the requirements of Rule 144(c), and make publicly available in accordance with Rule 144(c), such information as is required for such Seller or their permitted transferee(s) to sell such shares of Stock Consideration under Rule 144. Parent will be deemed to have furnished such reports to Seller or their permitted transferee(s) if Parent has filed such reports with the SEC using the SEC’s Electronic Data Gathering, Analysis and Retrieval system and such reports are publicly available. Buyer further covenants and agrees that it will take such further action as any Seller or their permitted transferee(s) of shares of Stock Consideration may reasonably request, all to the extent required from time to time to enable the Seller or their permitted transferee(s) to sell such shares of Stock Consideration without registration under the Securities Act pursuant to Rule 144, including without limitation, customary transfer agent instructions to remove restrictions and effectuate the transfer of shares.

(r)    Rule 144, Legend Removal and Other Cooperation. Subject to Section 7(p), if the holder of the shares of Stock Consideration qualifies, is not an Affiliate of Parent, and provides such documentation, representations and warranties as may be reasonably requested by Parent, which request shall be solely in order for Parent to comply with applicable legal requirements (e.g., representations regarding affiliate status and other customary Rule 144 representations), and (i) at least six months have elapsed since the Closing Date, and such holder of the shares of Stock Consideration is selling such shares or (ii) at least one year has elapsed since the Closing Date without regard to intent to sell such shares, Buyer shall, promptly upon the written request of such holder, cause the removal of any securities law restrictive legend and any “stop order” or equivalent restriction with respect to any shares of Stock Consideration held in book entry form, and shall deliver such statements maintained by Parent’s transfer agent representing such shares. If so requested by the holder, any shares of Stock Consideration subject to legend removal hereunder shall be transmitted by Parent’s transfer agent to the holder’s broker through the direct registration system. If so requested by any Seller or permitted transferee(s) in connection with the distribution or dividend of shares of Stock Consideration for no consideration, Buyer shall cooperate with such Seller or permitted transferee(s) and Parent’s transfer agent to register the transfer of such shares on the records of Parent and its transfer agent.

(s)    Employment Terms. From the Closing Date through December 31, 2021 (or, if earlier, the termination date of an applicable Continuing Employee), Buyer shall provide to those individual Sellers and the employees of the Company Group that are employed as of the Closing Date and continue in employment with the Company Group immediately following the Closing Date (the “Continuing Employees”) with (i) base salary, wages and annual cash bonus opportunities (excluding equity, retention and change in control bonus opportunities) that are no less favorable in the aggregate than the base salary, wages and annual cash bonus opportunities (excluding equity, retention and change in control bonus opportunities) to which they were entitled immediately prior to the Closing; and (ii) employee benefits (including life, health, dental and vision insurance coverage, but excluding any defined benefit pension, equity or equity based, nonqualified deferred compensation, change in control, retention or post-employment health or welfare benefits) that are substantially comparable in the aggregate to either the employee benefits (subject to the same exclusions) provided to Continuing Employees under the Employee Benefit Plans set forth on Schedule 4(r)(i) or the employee benefits provided to Buyer’s similarly situated employees (subject to the same exclusions).

Section 8.    Miscellaneous.

(a)    Survival. None of the representations and warranties of the Companies contained in Section 4, of the Sellers contained in Section 5, or of Buyer contained in Section 6 shall survive the Closing. Each of the covenants and agreements of the Parties set forth in this Agreement shall expire at the Closing; provided, that the covenants and agreements contained herein requiring performance after the Closing shall survive until fully performed in accordance with their terms.

(b)    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns (which may include, for the avoidance of doubt, any Affiliate of Buyer).

(c)    Entire Agreement. This Agreement (including the appendices, exhibits, schedules and other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

(a)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that Buyer may (i) assign any of its rights and interests hereunder to any Affiliate of Buyer or any successor to Buyer, any Company or the Business and (ii) assign its rights under this Agreement to any lender (or agent on behalf of such lenders) as collateral security for the obligations of Buyer to such lenders.

(b)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be as effective as delivery of a manually executed counterpart to this Agreement.

(c)    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly received when (i) delivered personally to the recipient, (ii) when it is delivered to the recipient through electronic means (including by electronic mail) (provided, that receipt is confirmed promptly thereafter other than by means of an automated out of office reply), or (iii) one (1) Business Day after it is sent to the recipient by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

If to any Seller (following the Closing) or the Sellers’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Telephone number: (303) 648-4085

Email: deals@srsacquiom.com

each, with a copy (which shall not constitute notice) to:

Rimôn, P.C.

50 Federal Street, 5th Floor

Boston, MA 02110

Telephone number: (617) 765-2230

Attention:     Steven P. Eichel (steven.eichel@rimonlaw.com)

If to Parent, Buyer or the Company Group:

Integral Ad Science, Inc.

95 Morton Street, 8th Floor

New York, NY 10014

Attention: Micah Nessan

E-mail: legal@integralads.com; mnessan@integralads.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, Suite 2900

San Francisco, CA 94104

Attention:     Stuart E. Casillas, P.C. (stuart.casillas@kirkland.com)

Ari Levi (ari.levi@kirkland.com)

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address or electronic mail address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address or electronic mail address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(e)    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f)    Consent to General Jurisdiction; Waiver of Jury Trial. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(g)    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. All waivers of rights under this Agreement shall be in writing, and no waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h)    Incorporation of Appendices, Exhibits and Schedules. The appendices, exhibits and schedules identified in this Agreement (including the Disclosure Schedules delivered in connection herewith) are incorporated herein by reference and made a part hereof.

(i)    Legal Fees. If any Party brings an action to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable legal fees, incurred in connection with such action, including any appeal of such action.

(j)    Cumulative Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Sellers may pursue both a grant of specific performance and monetary damages, under no circumstances will any Seller be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages.

(k)    Construction.

(i)    Each Party agrees that it has been represented by counsel during the negotiation and execution of this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.

(ii)    Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The term “or” shall be deemed to mean “and/or”. Any reference to any particular Code section or any other law will be interpreted to include any revision of, amendment to or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. Any reference herein to “delivered,” “provided” or “made available” to Buyer means, with respect to any document or information, that the same has been made available to Buyer with unrestricted access for a continuous period of at least one (1) Business Day prior to the date hereof by means of the virtual data room located at Intralinks.com (http:// https://services.intralinks.com/web/index.html?brandId=1#hub/exchanges) under the title Project Polaris.

(iii)    The Disclosure Schedules dated as of the date hereof and delivered to Buyer herewith (the “Disclosure Schedules”) are hereby incorporated by reference into the sections in which they are directly referenced and shall be deemed to qualify the Sections and subsections of this Agreement that are expressly referenced in the Disclosure Schedules and all other Sections and subsections of this Agreement to which the application of such disclosure is reasonably apparent on the face of the disclosure.

(l)    Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

(m)    Conflict of Interest. Each Party acknowledges and agrees, on its own behalf and on behalf of its directors, stockholders, managers, members, officers, employees and Affiliates that Rimôn, P.C. (“Rimôn”) has acted as counsel for the Company in connection with the negotiation, preparation, execution, and delivery of this Agreement, the Ancillary Agreements to which any Company is a party, and the consummation of the transactions contemplated hereby and thereby. Without the need for any consent or waiver by the Company or the Buyer, Rimôn shall be permitted to represent the Sellers (or the Sellers’ Representative on behalf of the Sellers) after the Closing in connection with any matter, including anything related to this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby or any disagreement or dispute relating hereto or thereto. Without limiting the generality of the foregoing, Rimôn shall be permitted to represent the Sellers, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with the Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

(n)    Attorney-Client Privilege. Upon the Closing, the Company shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to the Sellers’ Representative, in its capacity as such, all of the Company’s right and title to and interest in all communications with, and work product of, Rimôn as they relate to this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby, including the preparation and negotiation thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product; provided, however, that (i) such assignment shall not be deemed to waive any attorney-client privilege of the Company applicable to such communications or work product in respect of any third party (including any Governmental Authority), (ii) without first giving prior written notice to the Company (after the Closing), which may, at its own cost, promptly seek an appropriate protective order, the Sellers’ Representative shall not intentionally waive any such privilege in respect of such a third party, and (iii) the contemplated assignment and transfer shall not include the corporate books or business records of the Company, whether or not incorporated in communications or work product of Rimôn. Absent the written consent of the Sellers’ Representative, neither the Buyer nor the Company (after the Closing) shall have a right to access attorney-client privileged material of the Company related to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and any access that occurs or is possible due to the transfer of the Company’s books and records, whether electronic or otherwise, shall not be deemed to waive the attorney-client privilege.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed this Securities Purchase Agreement as of the date first above written.

PUBLICA:

PUBLICA LLC

By:	/s/ Cédric Tournay
Name:	Cédric Tournay
Title:	Manager

PUBLICA SELLERS:

/s/ Nabhan El-Rahman
Nabhan El-Rahman

/s/ Benjamin Antier
Benjamin Antier

/s/ Bret Ikehara
Bret Ikehara

/s/ Alexandre Schweitzer
Alexandre Schweitzer

/s/ Clément Poty
Clément Poty

/s/ Sheng Yang
Sheng Yang

/s/ Kevin Paek
Kevin Paek

INVESTORS:

PUBLICA INVESTORS LLC

By: NBIC Finance Sàrl
its Manager

By:	/s/ Laurent Alexandre
Name:	Laurent Alexandre
Title:	Managing Partner of Class B

By:	/s/ Arnaud Sagnard
Name:	Arnaud Sagnard
Title:	Managing Partner of Class A

{Securities Purchase Agreement}

INVESTORS SELLER:

NBIC FINANCE SARL

By:	/s/ Laurent Alexandre
Name:	Laurent Alexandre
Title:	Managing Partner of Class B

By:	/s/ Arnaud Sagnard
Name:	Arnaud Sagnard
Title:	Managing Partner of Class A

{Securities Purchase Agreement}

ALPINE ROAD:

ALPINE ROAD INVESTORS LLC

By:	/s/ Cédric Tournay
Name:	Cédric Tournay
Title:	Manager

ALPINE ROAD SELLER:

/s/ Cédric Tournay Cédric Tournay

SELLERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

{Securities Purchase Agreement}

BUYER:

INTEGRAL AD SCIENCE, INC.

By:	/s/ Lisa Utzschneider
Name:	Lisa Utzschneider
Title:	Chief Executive Officer

{Securities Purchase Agreement}

Appendix A

Certain Definitions

“Actions” means any suits, claims, litigations, arbitration proceedings, orders, charges, mediations, complaints, grievances, or any investigations, audits or inquiries (including any Governmental Order).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Affiliated Group” means an affiliated group as defined in Code Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Tax law) of which the Company is or has been a member.

“Ancillary Agreements” means the agreements delivered pursuant to Section 2(e) – (n) of this Agreement.

“Applicable Law” or “Applicable Laws” means, with respect to any Person, any federal, state, local or foreign law, constitution, treaty, convention, ordinance, code, act, rule, regulation, order, Governmental Order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such person.

“Business” means the business of the Company Group as of the Closing Date, including, but not limited to, such business of providing video unified auction and ad monetization; video ad-serving; video Server Side Ad Insertion (SSAI); and video ad reporting solutions and related services, globally.

“Business Data” means all business information and all personally identifying or identifiable information and data (whether of employees, contractors, consultants, customers, consumers or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed or disposed of by any of the Company Group’s Business Systems.

“Business Day” means a day other than a Saturday or Sunday or a day on which banks in San Francisco, California are authorized or required by law to close.

“Business Systems” means all Software (including Company Products), computer hardware, electronic data processing, information, record-keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used by or for the Company Group in the conduct of the Business.

“Buyer Group” means Buyer and its officers, directors, shareholders, employees and Affiliates (including, after the Closing, each member of the Company Group).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any governmental authority.

“Cash” as of a given time means the consolidated cash and cash equivalents and marketable securities determined in accordance with GAAP in each case, as of such time, of the Company Group (which for the avoidance of doubt, shall (i) include checks, wires and drafts received by the Company Group but not yet cashed as of such time, (ii) be net of checks, wires and drafts issued by the Company Group but not yet cashed or deducted as of such time and (iii) be calculated net of any Restricted Cash). For the avoidance of doubt, cash shall be calculated in United States dollars using the applicable foreign exchange rates published in The Wall Street Journal as of the close of trading on the date of determination.

“Closing Cash Consideration” means (i) an amount in cash equal to $168,000,000, plus (ii) the Upward Working Capital Adjustment, minus (iii) the Downward Working Capital Adjustment, minus (iv) the Indebtedness of the Company Group as of the Closing, minus (v) the Transaction Expenses as of the Closing, plus (vi) Cash as of the Closing, minus (vii) the Escrow Amount.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Applicable Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Group” means the Companies (including, for the avoidance of doubt, Investors and Alpine Road) and each of their Subsidiaries.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Products.

“Company Products” means all Software and other products, including any of the foregoing currently in development, from which the Company Group has derived within the three (3) years preceding the date hereof, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or other provision thereof.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease 2019 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Current Assets” means, at any time, the sum of the Company Group’s accounts receivable net of the allowances for doubtful accounts and prepaid and other current assets, all determined in accordance with GAAP (as applied by the Company on a consistent basis with past practice). For avoidance of doubt, “Current Assets” does not include Cash, intercompany receivables or any income tax related assets.

“Current Liabilities” means, at any time, the sum of the Company Group’s accounts payable, accrued and other current liabilities, short-term deferred revenue, and accrued bonuses, all determined in accordance with GAAP (as applied by the Company on a consistent basis with past practice). For avoidance of doubt, “Current Liabilities” does not include any items included in Indebtedness or Transaction Expenses or any intercompany payables or any income tax related liabilities.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company Group, to the conduct of the Business, or to any of the Business Systems or any Business Data: (i) the Company Group’s own rules, policies, and procedures; (ii) all Applicable Laws, rules and regulations concerning the protection and processing of personal data and privacy in any jurisdiction (including the California Consumer Privacy Act (CCPA) and the General Data Protection Regulation (GDPR) (EU) 2016/679) as amended, or any other legislation which implements any other current or future legal act of the European Union concerning the protection and processing of personal data, as applicable; (iii) industry standards applicable to the industry in which the Business operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) contracts into which the Company Group has entered or by which it is otherwise bound.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium), including any personal information protected under Applicable Laws, rules, or regulations.

“Disputed Items” means solely those items that are listed in the Dispute Notice, and, if an item is not listed in the Dispute Notice, for all other purposes the item is deemed accepted.

“Distribution Waterfall” shall mean distributions to the Sellers of the Closing Cash Consideration, the Final Cash Consideration (after taking into account all prior distributions hereunder), the Stock Consideration and the Escrow Amount (after taking into account all prior distributions hereunder) in the order and in the amounts set forth in Exhibit B attached hereto. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no Liability to any Seller or any other Person in the event there are any inaccuracies contained in the Distribution Waterfall (it being agreed that Buyer’s agreement to distribute amounts in accordance therewith is at the request of, and an accommodation to, the Sellers).

“Downward Working Capital Adjustment” means the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital.

“Employee Benefit Plan” of any Person means any “employee pension benefit plan” or “employee welfare benefit plan” (as such terms are defined in Sections 3(2) and 3(1) of ERISA, respectively), whether or not subject to ERISA, and each other employment or consulting agreement or offer letter, each bonus, incentive, deferred compensation, retention, stay bonus, change in control, transaction or similar bonus, pension, retirement, medical, dental, vision, welfare, fringe benefit, life assurance, illness benefit, disability benefit, accident, vacation, sick pay, paid time off, salary continuation, relocation, post-employment welfare, savings, profit-sharing, severance, stock purchase, equity or equity-based incentives, warrant, fringe or other benefit plan, employee loan, policy, agreement, arrangement or program, whether or not written, whether or not terminated, whether or not subject to ERISA and whether or not funded.

“Environmental Laws” means all laws and contractual obligations, and other requirements having the force or effect of law, relating to, or imposing Liability or standards of conduct concerning, human or worker health and safety, pollution or protection of the environment.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any member of the Company Group, at any relevant time would be treated as a single employer under Code Section 414.

“Escrow Agent” means Citibank, N.A.

“Escrow Amount” means an amount equal to $500,000.

“FFCRA” means the Families First Coronavirus Response Act (Pub. L. 116-127) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“GAAP” means generally accepted accounting principles in the United States, consistently applied in accordance with the past practices of Publica on a basis consistent with the latest audited Financial Statements, but only to the extent such past practices are in accordance with GAAP in the United States as promulgated by all relevant accounting authorities, as in effect as of the date hereof.

“Government Contract” means any contract for the sale of supplies or services currently in performance or that has not been closed that is between any member of the Company Group on the one hand and a Governmental Authority on the other or entered into by any member of the Company Group at any tier in connection with a contract between another Person and a Governmental Authority.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means a federal, state or local or foreign government or quasi-governmental entity, department or other political subdivision thereof or any court, administrative or regulatory agency, department, board, bureau or commission or other governmental, administrative or judicial authority or agency, domestic or foreign, as well as any arbitrator or arbitral body or body exercising, or entitled to exercise, any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature (public or private).

“Governmental Order” means any ruling, award, decision, determination, injunction, judgment, order, writ, decree or subpoena entered, promulgated, issued or made by or with any Governmental Authority.

“Hazardous Materials” means any substance, material, pollutant, contaminant, or waste defined or regulated by, or for which standards of conduct or Liability may be imposed under, any Environmental Laws, including petroleum or petroleum by-products, asbestos, polychlorinated biphenyls, per and poly-fluoroalkyl substances, radiation, noise, odor, or mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances (including any related cancellation or pre-payment fees); (ii) all obligations of such Person evidenced by bonds, notes or other similar instruments (including any seller notes, deferred purchase price obligations, conditional sale obligations, earnout obligations or similar obligations issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) all obligations and liabilities of such Person under leases required under GAAP to be capitalized; (v) all interest rate protection agreements of such Person (valued on a market quotation basis), if any; (vi) all obligations of such Person secured by a contractual lien; (vii) all accrued monetary obligations of such Person that are not characterized as current liabilities under GAAP; (viii) all outstanding checks that will ultimately be funded through such Person’s line of credit or other borrowed money; (ix) all obligations under any underfunded or unfunded defined benefit pension, termination indemnity or gratuity plans; (x) any off-balance sheet financing of a Person (but excluding operating leases); (xi) any unpaid severance, bonuses, or other similar payments or benefits or obligations arising from deferred compensation or pension arrangements, together with any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts (including any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any member of the Company Group has elected to defer pursuant to Section 2302 of the CARES Act)), computed as though all such payments were made at the Closing; (xii) all customer prepayments for multi-year obligations or otherwise, where cash has been collected for more than a one-year period or where cash has been collected in a manner not consistent with either the underlying contract with the applicable customer or normal business practices of the Company; (xiii) any long-term deferred revenue with respect to any customer arrangements, including where cash has been collected from such customer prior to the completion of an implementation(s) with respect to such customer such that the Company has not yet begun revenue recognition for the project(s) associated with such customer; (xiv) any additional revenue deferrals with respect to any customer arrangements where the Company has completed a portion of a phased implementation(s) with respect to such customer and has recognized a corresponding portion of revenue for the project(s) associated with such customer, but has collected cash from such customer in excess of the revenue recognized to date; (xv) any accrued restructuring liability; (xvi) any deferred rent liability; (xvii) customer deposits (i.e., any collection that is for the benefit of the customer); (xviii) any unpaid Pre-Closing Taxes of the such Person (calculated for any Straddle Period in accordance with Section 7(c)(i)); (xix) any unpaid Taxes of such Person arising under Code Section 965, including any Taxes arising as a result of the election under Section 965(h) of the Code; (xx) all outstanding severance obligations, deferred compensation and unpaid bonuses, plus the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments (determined as though all such payments were payable as of the Closing); (xxi) any accrued interest and prepayment premiums or penalties relating to any amount prepaid at or in connection with the Closing related to any of the foregoing; and (xxii) all guarantees of such Person in connection with any of the foregoing.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, domain names, trade dress, corporate names, trade names, and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) Software, (v) internet domain names, (vi) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information, (vii) moral rights, and (viii) rights of privacy and publicity.

“Knowledge” of the Company Group or any member thereof means the actual knowledge of Benjamin Antier, Nabhan El-Rahman, Cédric Tournay, Bret Ikehara, and Jason Kim, after reasonable inquiry of Company Group employees who directly report to such individuals.

“law” means any foreign, federal, state, or local law (including common law), statute, code, rule, ruling, convention, act, constitution, treaty, fine, regulation, judgment, injunction, executive order, order, decree, award, judgment, injunction, administrative requirement, Governmental Order or other restriction or requirement of any Governmental Authority having the force and effect of law, as enacted, promulgated, implemented, or in effect on or prior to the Closing Date.

“Liability” means any obligation, deficiency or liability of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated and whether due or to become due and regardless of when asserted.

“Lien” means any security interest, pledge, encumbrance, lien or other similar arrangement in real or personal property (including any Intellectual Property).

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, or (iii) any Reciprocal License, in each case, whether or not source code is available or included in such license.

“Parent” means Integral Ad Science Holding Corp., a Delaware corporation.

“Parent Shares” means shares of Common Stock of Parent.

“Permitted Liens” means (i) Liens for Taxes not delinquent, (ii) statutory landlord’s, mechanic’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth on the face of the Latest Balance Sheet, (iii) recorded easements, covenants and other restrictions of record, provided, that no such item described in this clause (iii) impairs the current use, occupancy, value or marketability of title of the property subject thereto, and (iv) with respect to Intellectual Property, non-exclusive object code licenses of Software by the Company Group in the ordinary course of business consistent with past practice on the Company Group’s standard unmodified form of end-user agreement (a copy of which has been made available to Buyer).

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority (whether foreign, federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“PPP Lender” means SVB Financial Group (Silicon Valley Bank).

“PPP Loan” means any amounts borrowed pursuant to that certain Paycheck Protection Loan, dated as of April 4, 2020, in favor of the PPP Lender (SBA Loan #8670247209).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Taxes” means (A) all Taxes (or the non-payment thereof) of the Company Group for all Pre-Closing Tax Periods, including any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company Group has elected to defer pursuant to Section 2302 of the CARES Act, (B) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any member of the Company Group (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. law or regulation), and (C) any and all Taxes of any Person (other than the Company Group) imposed on the Company Group as a transferee or successor, by contract (other than agreements or contracts entered into in the ordinary course of business and not primarily related to Taxes), or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Pro Rata Share” means, with respect to each Seller, the applicable percentage set forth opposite the name of such Seller under the column titled “Pro Rata Share” on the “Pro Rata Share” worksheet of the Distribution Waterfall as of the date hereof.

“R&W Policy” means any representation and warranty insurance policy obtained in connection with this Agreement from AIG.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Reserve Amount” means an amount equal to $200,000.00.

“Restricted Cash” means cash security deposits made by the Company Group, cash collateralizing any obligation, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement (other than those that will be terminated at Closing) or otherwise subject to any legal, contractual or other restriction on the ability to freely transfer or use such cash for any lawful purpose, including (i) restrictions on dividends and repatriations or any other form of restriction and (ii) the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to any member of the Company Group.

“Securities Act” means the Securities Act of 1933.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Stock Consideration” means an aggregate of 2,888,889 Parent Shares.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital” means an amount equal to $2,525,739.17

“Tax” means any U.S. or non-U.S. federal, state, provincial or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, escheat, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalty or addition, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Total Consideration” means (i) the Stock Consideration plus (ii) the Final Cash Consideration.

“Transaction Expenses” means the aggregate amount of all fees and expenses, incurred by or on behalf of each member of the Company Group or of any Seller, the Sellers’ Representative or any of their respective Affiliates if a member of the Company Group has agreed to pay or reimburse such Person therefor in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or relating to bonuses, wages, vacation accruals, severance and any other outstanding liabilities to the independent contractors and employees of the Company Group and the transactions contemplated thereby or in connection therewith, in each case, that have not been paid as of the Closing or thereafter, including (i) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Persons on behalf of the Company Group, (ii) any fees or expenses associated with obtaining the release and termination of any Liens, (iii) all brokers’ or finders’ fees, (iv) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (v) all single trigger sale, severance, change-of-control, “stay-around,” retention, or similar bonuses or payments (for the avoidance of doubt, excluding any double trigger bonus, severance, retention, change in control or similar arrangements where the first trigger is the consummation of the transactions contemplated by this Agreement) to current or former directors, officers, employees and other service providers of the Company Group paid or payable as a result of or in connection with the transactions contemplated hereby, including any payments pursuant to the Phantom Equity Cancellation Agreements between the Company and each holder of Phantom Units (as defined therein), respectively, and any Taxes payable in connection therewith, (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts (including any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company Group has elected to defer pursuant to Section 2302 of the CARES Act)), (vi) fifty percent (50%) of the expenses and fees of the Escrow Agent pursuant to the terms of the Escrow Agreement, (vii) fifty percent (50%) of (a) the premium under the R&W Policy and (b) all other costs, fees and expenses of obtaining the R&W Policy, including any underwriting, diligence or similar fees and (viii) any expenses or Taxes borne or to be borne by the Company Group as a result of or in connection with the transactions contemplated hereby. For the avoidance of doubt, any item included in either “Current Liabilities” or “Indebtedness” shall not be included in “Transaction Expenses,” and any item included in “Transaction Expenses” shall not be included in “Current Liabilities” or “Indebtedness,” in each case, solely to the extent such item actually decreases the Closing Cash Consideration as a result thereof (it being understood and agreed that the intent of this sentence is to avoid duplication or “double counting” of the same liability hereunder).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Upward Working Capital Adjustment” means the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988 as well as any similar law.

“Working Capital” means Current Assets minus Current Liabilities.